The Redwood Review

1st Quarter 2010

Redwood Trust

TABLE OF CONTENTS

Introduction	3

Shareholder Letter	4

Quarterly Overview	6

Financial Insights	12

▶ Book Value	12

▶ Balance Sheet	14

▶ GAAP Income	18

▶ Taxable Income and Dividends	22

▶ Cash Flow	23

New Securitization Initiative	26

Residential Real Estate Securities	32

Commercial Real Estate	39

Investments in Securitization Entities	42

Appendix

Accounting Discussion	46

Glossary	47

Financial Tables	53

THE REDWOOD REVIEW 1ST QUARTER 2010	1

CAUTIONARY STATEMENT

Cautionary Statement

This Redwood Review contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve numerous risks and uncertainties. Our actual results may differ from our expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as “anticipate,” “estimate,” “will,” “should,” “expect,” “believe,” “intend,” “seek,” “plan,” and similar expressions or their negative forms, or by references to strategy, plans, or intentions. These forward-looking statements are subject to risks and uncertainties, including, among other things, those described in our Annual Report on Form 10-K for the year ended December 31, 2009 under the caption “Risk Factors.” Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected are described below and may be described from time to time in reports we file with the Securities and Exchange Commission, including reports on Forms 10-K, 10-Q, and 8-K. We undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

Statements regarding the following subjects, among others, are forward-looking by their nature: (i) our competitive position and our ability to compete efficiently in the future; (ii) our future capital needs, our ability to access additional capital if needed, and our expectations regarding the use of short-term debt financing, including through warehouse credit and repurchase facilities; (iii) our future investment strategy and our ability to find attractive investments and future trends relating to our pace of acquiring or selling assets, including, without limitation, statements relating to our efforts to acquire residential mortgage loans in bulk transactions or on a flow basis and about the likelihood of, and our participation in, future securitization transactions and our potential future investment activity in the commercial real estate sector; (iv) the future returns we may earn on our investment portfolio, our future interest income, and our belief that the business of intermediating mortgage credit over time; (v) future market and economic conditions, including, without limitation, future conditions in the residential and commercial real estate markets and related financing markets; (vi) our beliefs about the future direction of housing market fundamentals, including, without limitation, home prices, mortgage delinquencies, loan modification programs, foreclosure rates, prepayment rates, inventory of homes for sale, and mortgage interest rates; (vii) our views on the sustainability of government interventions into various financial markets and the possible future effects of the government’s withdrawal from such interventions; (viii) the future of the status of Fannie Mae and Freddie Mac, the role of the Federal Housing Administration, and other issues the resolution of which may depend on political factors and actions; (ix) our expectations regarding future credit losses and impairments on our investments (including as compared to our original expectations and credit reserve levels) and our ability to generate attractive returns even if losses increase above current estimates; (x) the drivers of our future earnings, future earnings volatility, and future trends in operating expenses; (xi) our expectation that we will consolidate onto our balance sheet the securitization transaction we executed in April 2010, (xii) our board of directors’ intention to pay a regular dividend of $0.25 per share per quarter in 2010; (xiii) our anticipation of additional losses for tax accounting purposes; and (xiv) our expectations relating to tax accounting that quarterly taxable income (loss) may be volatile, that we will report a taxable loss in 2010, and that we expect any 2010 dividends will be characterized as a return of capital.

Important factors, among others, that may affect our actual results include: general economic trends, the performance of the housing, mortgage, credit, and broader financial markets, and their effects on the prices of earning assets and the credit status of borrowers; federal and state legislative and regulatory developments, and the actions of governmental authorities, including those affecting the mortgage industry or our business; our exposure to credit risk and the timing of credit losses within our portfolio; the concentration of the credit risks we are exposed to, including due to the structure of assets we hold and the geographical concentration of real estate underlying assets we own; our exposure to adjustable-rate and negative amortization mortgage loans; the efficacy and expense of our efforts to manage or hedge credit risk, interest rate risk, and other financial and operational risks; changes in credit ratings on assets we own and changes in the rating agencies’ credit rating methodologies; changes in interest rates; changes in mortgage prepayment rates; the availability of high-quality assets for purchase at attractive prices and our ability to reinvest cash we hold; changes in the values of assets we own; changes in liquidity in the market for real estate securities; our ability to finance the acquisition of real estate-related assets with short-term debt; the ability of counterparties to satisfy their obligations to us; our involvement in securitization transactions and the risks we are exposed to in executing securitization transactions; exposure to litigation arising from our involvement in securitization transactions; whether we have sufficient liquid assets to meet short-term needs; our ability to successfully compete and retain or attract key personnel; our ability to adapt our business model and strategies to changing circumstances; changes in our investment, financing, and hedging strategies and new risks we may be exposed to if we expand our business activities; exposure to environmental liabilities and the effects of global climate change; failure to comply with applicable laws and regulations; our failure to maintain appropriate internal controls over financial reporting and disclosure controls and procedures; changes in accounting principles and tax rules; our ability to maintain our status as a real estate investment trust (REIT) for tax purposes; limitations imposed on our business due to our REIT status and our status as exempt from registration under the Investment Company Act of 1940; decisions about raising, managing, and distributing capital; and other factors not presently identified.

This Redwood Review may contain statistics and other data that in some cases have been obtained from or compiled from information made available by servicers and other third-party service providers.

2	THE REDWOOD REVIEW 1ST QUARTER 2010

INTRODUCTION

Note to Readers:

We file annual reports (on Form 10-K) and quarterly reports (on Form 10-Q) with the Securities and Exchange Commission. These filings and our earnings press releases provide information about Redwood and our financial results in accordance with generally accepted accounting principles (GAAP). We urge you to review these documents, which are available through our web site, www.redwoodtrust.com.

This document, called The Redwood Review, is an additional format for providing information about Redwood through a discussion of many GAAP as well as non-GAAP metrics, such as taxable income and economic book value. Supplemental information is also provided in the Financial Tables in this Review to facilitate more detailed understanding and analysis of Redwood. When we use non-GAAP metrics it is because we believe that these figures provide additional insight into Redwood’s business. In each case in which we discuss a non-GAAP metric you will find an explanation of how it has been calculated, why we think the figure is important, and reconciliations between the GAAP and non-GAAP figures.

We hope you find this Review helpful to your understanding of our business. We thank you for your input and suggestions, which have resulted in our changing the form and content of The Redwood Review over time.

We welcome your continued interest and comments.

Selected Financial Highlights

Quarter:Year	GAAP Income (Loss) per Share	Taxable Income (Loss) per Share(1)	Annualized Return on Equity	GAAP Book Value per Share	Non-GAAP Economic Value per Share (2)	Total Dividends per Share
Q108	($5.28)	$0.79	(95%)	$17.89	$18.04	$0.75
Q208	($1.40)	$0.11	(30%)	$17.00	$16.72	$0.75
Q308	($3.34)	$0.07	(83%)	$12.40	$13.18	$0.75
Q408	($3.46)	($0.39)	(124%)	$9.02	$11.10	$0.75
Q109	($0.65)	($0.22)	(25%)	$8.40	$10.01	$0.25
Q209	$0.10	($0.16)	5%	$10.35	$11.30	$0.25
Q309	$0.34	($0.30)	13%	$11.68	$12.28	$0.25
Q409	$0.51	($0.44)	17%	$12.50	$13.03	$0.25
Q110	$0.58	$0.01	19%	$12.84	$13.32	$0.25

(1) Taxable income (loss) per share for 2009 and 2010 are estimates until we file our tax returns.

(2) Non-GAAP economic value per share is calculated using estimated bid-side values (which take into account available bid-side marks) for our financial assets and estimated offer-side values (which take into account available offer-side marks) for our financial liabilities and we believe it more accurately reflects liquidation value than does GAAP book value per share.  Non-GAAP economic value per share is reconciled to GAAP book value per share in Table 4 in the Financial Tables in this Review.

THE REDWOOD REVIEW 1ST QUARTER 2010	3

SHAREHOLDER LETTER

Dear Fellow Shareholders:

Redwood Trust began as an idea in 1994 that a company with integrity and strong principles could invest in high-quality residential mortgage credit risk and build enduring competitive advantages. This idea ultimately led to Redwood’s initial public offering in August 1995.

From the beginning, Redwood has always been focused on generating long-term value for shareholders, and shareholders have always included management. Our decision to organize as an internally-managed company, to require executive ownership, and to provide the majority of incentive compensation in shares that vest over time, were all decisions intended to closely align management with shareholders, who we regard as our partners.

Our original premise in establishing Redwood was that we could compete with companies many times our size by investing in and managing prime mortgage credit risk, operating efficiently, and maintaining a prudent capital structure. We focused on prime mortgage credit because there was substantial history from which to make investment decisions. We elected to be taxed as a real estate investment trust so we could distribute pretax earnings to shareholders. We issued common equity and structured debt to minimize liquidity risk since permanent capital cannot be called away. As a result of our capital structure, we have been able to invest in illiquid securities with long tail cash flows, hold them in periods of substantial price volatility, and take advantage of opportunities to add to our portfolio. Our strategies have served us well from the beginning, and in particular during the past few years when many companies failed, including highly regulated companies.

Our experience over the past 16 years with prime mortgage borrowers who make sufficient down payments has been good. Through our Sequoia program, which dates back to 1997, we have securitized a total of $35 billion original principal amount of residential mortgage loans through 48 transactions. To date, none of the triple-A securities originally issued in those transactions has incurred credit losses. Through March 2010, losses within these transactions have totaled 28 basis points of the aggregate original principal amount and have only impacted the subordinate securities issued in these transactions.

Over the years the pace of our investment activity has varied and we have not been afraid to sit on the sidelines when appropriate, as we did in 1997 and 1998 and for most of 2008. We have always understood that the mortgage business was cyclical and that there were appropriate times to invest and other times that would require patience. We have never been held hostage to externally determined earnings targets, nor do we intend to be in the future.

Our founding premises, principles, and strategies have served shareholders well. From our initial public offering through April 2010, the total rate of return to shareholders who reinvested their dividends has been 320%, which compares favorably to the major indexes over this same period.

4	THE REDWOOD REVIEW 1ST QUARTER 2010

SHAREHOLDER LETTER

Comparative Total Returns*
(August 5, 1995 - April 30, 2010)
* Assumes dividends were invested Source: Bloomberg

As I prepare to step aside later this month from my daily responsibilities as Redwood’s Chief Executive Officer, I am very pleased to be able to pass the leadership role to others in the management team. When Redwood was established, the intention was that the company would continue beyond the retirement of its founders. The Board of Directors and I are confident that Marty Hughes and Brett Nicholas are well prepared to lead Redwood for the next stage of the company’s growth. They played a major role in successfully managing Redwood through the credit crisis, executing our investment strategies, and re-establishing our residential securitization credit enhancement business.

I am proud of the Redwood team for successfully executing the first non-government backed securitization of newly originated residential mortgages since the market froze in mid-2008. This transaction proves that the private market will support a responsible securitization with prime collateral and strong sponsorship. However, this was only an ice breaker and much more work is required on the part of policy makers, regulators, and industry participants to establish the new ground rules that properly balance the interests of home owners, lenders, and investors before the government can withdraw from its near total support of the residential mortgage market. As a result, in addition to my responsibilities as Chairman of the Board and working with the management team on strategic issues, I will be focusing attention on regulatory and legislative matters to help restore a healthy mortgage market.

I sincerely appreciate the support my team and I have received over many years from you — our shareholders and partners — as Redwood grew from an idea to a successful industry-leading and robust company in the prime mortgage market.

George E. Bull, III
Chairman and CEO

THE REDWOOD REVIEW 1ST QUARTER 2010	5

QUARTERLY OVERVIEW

First Quarter 2010

A Busy Start to 2010

We have had a busy and productive start to 2010. We have been actively managing our investment portfolio, working diligently on helping to restart the private label securitization market, and continuing to make progress on re-establishing our core business of structuring and investing in prime residential loans and securities. It has been gratifying to be able to help break the ice by cooperating with others to get the first prime jumbo residential mortgage securitization since August 2008 off the ground. In this transaction, we worked painstakingly to respond to the expressed needs of triple-A investors and to the concerns and issues of regulators, policy makers, and rating agencies. This securitization, however, represents just a small step along a continuum for Redwood.

In this letter, we will briefly review our first quarter results. Full details can be found in the modules of the Redwood Review that follow. We will spend the bulk of this letter addressing the topics about which you are likely most curious: our recent securitization and our plans.

First Quarter Results

Overall, we feel reasonably good about our first quarter results. We reported $47 million in GAAP net income, or $0.58 per share. This compares with $40 million in GAAP net income, or $0.51 per share in the prior quarter. First quarter results included the benefit of significant gains ($37 million in gains on sale of securities and a $7 million gain on repurchasing Sequoia asset-backed securities). The outsized contribution from gains was only partially offset by a $9 million loan loss provision, $2 million in impairments, and $4 million in non-recurring equity compensation costs related to the retirement of George E. Bull III, our CEO and co-founder. While securities gains as a percentage of income has been quite high in the past two quarters, we are not counting on sustaining gains at this pace in the future.

We estimate that taxable income will be $1 million for the first quarter. We would caution against drawing a trend line from this quarter’s taxable income as the realization of credit losses was slowed by governmental programs aimed at stalling and reducing mortgage foreclosures. We expect realized credit losses to pick back up as the backlog of defaulted loans is eventually processed. Thus, we do not currently expect to have a REIT requirement to pay dividends based on taxable income for 2010.

Book value per share on a GAAP basis ended the quarter at $12.84, increasing by $0.34 from the $12.50 reported at the end of 2009. Our estimate of non-GAAP economic book value per share rose to $13.32 by March 31, 2010 as compared with $13.03 at the end of 2009. Book value increases reflect earnings plus positive market valuation adjustments less dividends.

We invested $189 million and sold $124 million in non-agency mortgage-backed securities during the first quarter. Our cash balance at quarter-end was $242 million. We have been positioning our investment portfolio to seek to maintain its value in light of possible higher interest rates. We continue to take advantage of strong demand for non-agency RMBS to sell certain assets the market is bidding to a level that no longer reflects the risk of continuing to hold them. At the same time, during the first quarter we entered into swap agreements to fix the cost of our long-term borrowings (at 6.75% for 27 years).

6	THE REDWOOD REVIEW 1ST QUARTER 2010

QUARTERLY OVERVIEW

First Quarter Results (continued)

During April 2010, we purchased $5 million in securities while selling $94 million in securities. We also invested $28 million in the securitization we sponsored. While we are acutely aware of the opportunity cost of holding cash, we will not let impatience drive us to make poor risk/reward trade-offs. We are increasingly willing to let cash build, as we see potentially significant opportunities to invest our capital as we grow our residential and commercial businesses. Further, we believe the world is still a dangerous place and there could be real value in having excess cash.

Private Securitizations: There is a real need in the market

While regulators and stakeholders differ on financial reform proposals, one thing most everyone seems to agree on is that the U.S. government cannot continue to support the vast majority of the mortgage market. In fact, in the first quarter of 2010, government-sponsored enterprises (GSEs) backed 96.5% of all home loans, according to Inside Mortgage Finance. Private mortgage liquidity needs to return to reduce reliance on Fannie Mae and Freddie Mac. While private securitization will initially be aimed at prime jumbo (i.e., non-conforming) mortgage loans, private securitization could also provide an alternative to the GSEs, for prime mortgages as it has in the past. For example, over one quarter of the loans underlying the $35 billion in Sequoia securitizations we sponsored earlier met the conforming balance limits of the GSEs in place at the time of origination. In addition, securitizations can also help broaden the product set of mortgages by allowing banks to make loans that they might not want to hold on their balance sheet (for example, 30-year fixed rate mortgages).

We think balancing safety and soundness with economics will be critical to effective securitization. We want to increase the level of private mortgage liquidity in a manner that protects investors and deters excessive risk-taking. This is central to providing credit to qualified homebuyers at the best possible interest rate. In our opinion, the proposed rules governing risk retention (referred to as “skin-in-the-game”) are especially important.

In order to have a securitization sponsor’s interests aligned properly with the interests of the other securitization investors, there are various legislative and regulatory proposals to require the sponsors to retain risk (or “eat their own cooking”). Setting risk retention requirements properly is important to keeping the risk in check and to making credit available to good borrowers at a reasonable interest rate. And that is the point of securitization in the first place: to channel private sources of liquidity to good borrowers in the most efficient way possible to keep the cost of credit affordable.

Proposals on risk retention typically call for either the originator or the securitization sponsor to retain risk. We have a lot to say on this topic later in this Review. In summary, we believe that a securitization sponsor should retain risk. The level of risk retained should vary based on product type (i.e., prime, Alt-A, or sub-prime). A fixed, one-size fits all, approach for skin-in-the-game may render a safe and much needed prime securitization uneconomic and may prove to be an insufficient deterrent to prevent the return of risky lending and securitization practices. Further, we believe that the sponsor should hold its skin-in-the-game by retaining the most subordinated tranches that are the first tranches to absorb credit losses.

THE REDWOOD REVIEW 1ST QUARTER 2010	7

QUARTERLY OVERVIEW

Details on our Recent Securitization

We recently closed a private securitization backed by $238 million of prime, jumbo residential first mortgage loans that were originated by Citigroup within the past 11 months. The weighted average credit score of the borrower was 768 at origination. The weighted average loan-to-value on these recently originated loans was 57% at origination. The average loan size at origination was nearly $933,000. The securitization has been rated by Moody’s.

As sponsor of the securitization, Redwood invested $28 million in the transaction, taking a “belt and suspenders” approach to risk retention. Specifically, we held all securities rated below triple-A — or 6.5% of the face value of the transaction — plus the interest-only securities. In addition, Redwood took a vertical slice — buying 5% of the triple-A securities. We would not normally have retained triple-A securities, but did so to accommodate alternative risk retention proposals until final rules are adopted.

We customized this securitization in response to the new environment.  We listened to all interested parties and tried to address their expressed concerns.  We believe that the best structured securitization has separate parties acting as (1) originator/servicer, (2) trustee, and (3) sponsor. Please see the New Securitization Initiative module later in this Review for specifics relating to our securitization and issues surrounding risk retention, disclosure, enforcement of representations and warranties, and more.

What Is Our Vision?

Our vision since inception has been to build a company that produces high quality, long-term cash flows. We believe our best long-term opportunity is to re-establish our core residential credit business, a business in which we facilitate credit risk transfers in the mortgage market. We are not building a securitization business, per se. Securitization is a means to an end — it is an efficient way to direct capital from investors to the mortgage originators who lend money to borrowers.

We believe we are well suited to structure and hold credit risk in residential mortgages. We believe we are good at evaluating credit and other mortgage-related risks. We understand how to structure risk to make it available to investors, according to their appetite for risks and associated returns. We like taking subordinated credit risk and we have a balance sheet that is built to hold illiquid assets. We also have a high tolerance for complexity. Our team has never been stronger, we have capital to invest, and we are not constrained by bank regulations. We have solid relationships with originators and investors and understand that each is our client.

8	THE REDWOOD REVIEW 1ST QUARTER 2010

QUARTERLY OVERVIEW

Our Plans — Opening the Market

We worked long and hard with a team of other institutions to help bring back private-market securitizations. We have focused on addressing those issues and concerns of relevant parties that seemed most important. Our goal was to be the leader in issuing the first securitization following a roughly two-year hiatus. Although the press has been mostly favorable, we were not driven by headlines. We wanted to be first so we could be “under the tent,” helping to shape the new structures, debating standards, and trying to inform government policy. We know that many important issues will be decided in the early days of new securitizations and we think we are well qualified to weigh in on those issues. It was an arduous process for us and all who worked with us as together we tried to “break the ice” to get securitization re-started. While we are encouraged by the response to our first step, we expect it will take some time before processes evolve and the nation again has a fully functioning private mortgage securitization market.

Our Plans — What’s Next

So how are we approaching the business of intermediating mortgage credit risk? We approached the process by thinking of how to bring the highest value to borrowers, lenders, and triple-A investors. We led with a bulk purchase of loans from one originator, immediately followed by a securitization to help finance that purchase. We may do additional bulk purchases. Our primary goal, however, is to establish relationships with lenders to purchase on a loan by loan basis newly issued mortgages that meet our underwriting and collateral criteria.

As we formulated our plans, where did we start? In designing a prime residential mortgage-backed securitization, we believe the process should start with triple-A investors who represent more than 90% of the overall investment. We think a securitization has to give the triple-A investors what they want: they should be able to dictate the collateral and loan type they want and the information they need at origination and on an ongoing basis. We want investors to come to rely on Redwood for producing high quality triple-A securities they can depend on. Further, triple-A investors can take comfort that our interests are aligned as we are investing in the credit securities below them. In summary, we are trying to bring the highest all-in value to triple-A investors and have them look first to Redwood for ongoing mortgage investments.

We also made process changes to benefit lenders. We have invested in technology that will allow us to give lenders a price commitment to buy loans on a flow basis that meet our collateral requirements. We want originators to have the flexibility to sell us loans when they want. We want them to be positioned to offer their customers additional products, including loans they may not want to keep on their balance sheets. An efficient yield to the triple-A investors can be passed through to the lender and on to the borrower. This should allow the originator to offer better priced products to their qualified customers. This will also allow banks to offload risk from their balance sheets, free up capital for additional lending, and potentially reduce hedging costs.

THE REDWOOD REVIEW 1ST QUARTER 2010	9

QUARTERLY OVERVIEW

Capital and Returns

We had two goals as we contemplated this recent transaction: (1) help create the new standards in the interests of borrowers and securitization investors and (2) create an economic transaction. We did create an economic transaction that we expect will deliver attractive investment returns to us over time. We invested more capital in this transaction than we might have done for purely economic reasons: we wanted to cover all bases on possible skin-in-the-game proposals. That is why we held a horizontal and vertical slice of risk. Once the requirement for capital in a securitization is set by the regulators, we may consider withdrawing some or all of the capital in excess of the required amount.

We have enough capital to support investments in this business for some time. If we need additional capital in the future, we will ask for new capital from our shareholders (as has been our history) only when we believe we have accretive investment opportunities. We believe we are enhancing our franchise and we expect to earn and protect franchise type returns by offering investors and originators what they want at a fair price. The good news is that we perceive significant investment opportunities over time as demand for prime (non-conforming) mortgages returns and as the government gradually pulls back on its support of the mortgage market.

Securitization — Accounting for the Risks

The Financial Accounting Standards Board (FASB) recently enacted new accounting guidelines (FAS 166 and 167) to address those circumstances under which parties to a securitization transaction are required to consolidate the assets and liabilities of the securitization entity. These new accounting guidelines have been pointed to by many as key to preventing the return of off-balance sheet securitization liabilities or “shadow banking” transactions that were considered to be a large contributor to the financial crisis.

We generally believe that consolidation by at least one party to a securitization transaction is important to making sure that risk is properly and fully disclosed. However, based on our recent interpretation of FAS 166 and 167 and discussions with various accounting firms and industry participants, it is our opinion that there will be fewer securitization transactions consolidated than conventional wisdom has thought. The new FASB guidelines require that any party with a significant economic interest in a securitization entity and control over the most significant activities of the securitization entity should consolidate the assets and liabilities of the entity on its balance sheet. Seems simple, right? Well, it is turning out not to be so simple. What constitutes a “significant economic interest” and what constitutes “control” are each subject to interpretation — and there are no bright lines. Further, there are cross currents at play with respect to following policy makers’ suggestions to cede the resolution of delinquent loans to servicers in order to streamline loan modifications, as well as with respect to policy makers’ attempts to define what skin-in-the-game should mean.

This is a complicated and multi-faceted topic to understand, but given its importance to the future of securitization, we attempt to explain it in the New Securitization Initiative module later in the Review.

10	THE REDWOOD REVIEW 1ST QUARTER 2010

QUARTERLY OVERVIEW

Commercial Mortgage Opportunities: Are we there yet?

In a word: no. There are huge investment opportunities in commercial real estate: anyone will tell you that. Hundreds of billions of dollars will need to be refinanced each year over the next several years — so the story goes. Yet lots of would-be investors who want to intelligently put money to work in this important sector sit idle. Gridlock in this market is caused not by lack of financing but by a lack of realism. Lenders and borrowers alike are satisfied to pretend values have not declined by 30% to 50%. Why would they want to recognize that type of loss? In the commercial mortgage debacle of the early 1990s, write-offs were not taken until they were forced by bank regulators.

Activity by thoughtful investors is likely to be limited until the “extend and pretend” environment has ended. Redwood expects there will be significant opportunities once lenders and borrowers are more realistic about the value of their collateral. Until that time, we will be willing to wait as needed, build our team, and continue scouring the markets for information and appropriate opportunities. We maintain a belief that the keys to success will include patience, operational skill, and the supply of long-term debt. We will target solid co-investors and properties that allow us to deploy capital in high-quality subordinate debt investments.

Closing

Again, we would like to thank you for your patience and continued support. We have been talking about restarting securitization for some time and we are proud our team was able to deliver. We have taken a first step. We will continue to work to improve the process to ensure that lenders and investors get what they want, which makes credit more available to homebuyers. We are encouraged that we will be able to deploy a significant amount of capital over time in transferring and taking mortgage credit risk. If you are a lender or a triple-A investor, we are open for business. Please call us at 415-389-7373. We welcome your call.

Martin S. Hughes	Brett D. Nicholas
President and Co-Chief Operating Officer	Chief Investment Officer and
Co-Chief Operating Officer

THE REDWOOD REVIEW 1ST QUARTER 2010	11

FINANCIAL INSIGHTS

Book Value

Summary

▶	The following table shows the components of our GAAP Book Value and Management’s Estimate of Non-GAAP Economic Value at March 31, 2010.

Components of Book Value*
March 31, 2010
($ in millions, except per share data)
			Management's
			Estimate of
	GAAP		Non-GAAP
	Book Value	Adj.	Economic Value
Cash and cash equivalents	$242		$242

Real estate securities at Redwood
Residential	830		830
Commercial	9		9
CDO	1		1
Total real estate securities at Redwood	$840		$840

Investments in the Fund	16		16
Investments in Sequoia	77	(29)	48
Investments in Acacia	1		1
Total cash, securities, and investments	$1,176		$1,147

Long-term debt	(140)	67	(73)

Other assets/liabilities, net	(38)		(38)

Stockholders' equity	$998		$1,036

Book value per share	$12.84		$13.32

▶
During the first quarter our GAAP book value increased by $0.34 per share to $12.84 per share. The change resulted from an aggregate of $0.59 per share from earnings and market value increases on investments during the quarter, partially offset by $0.25 per share of dividends paid to shareholders.

▶
During the first quarter our estimate of non-GAAP economic value increased by $0.29 per share to $13.32 per share. The increase resulted from $0.76 per share from net cash flows and net positive market valuation adjustments on our securities and investments, less $0.22 per share of cash operating and interest expense and $0.25 per share of dividends.

* The components of book value table presents our assets and liabilities as calculated and reported under GAAP and as adjusted to reflect our estimate of economic value, a non-GAAP metric. We show our investments in the Redwood Opportunity Fund, L.P. (the Fund) and in Sequoia and Acacia securitization entities in separate line items, similar to the equity method of accounting, reflecting the reality that the underlying assets and liabilities owned by these entities are legally not ours. We own only the securities and interests that we have acquired from these entities. See page 16 for an explanation of the adjustments set forth in this table.

12	THE REDWOOD REVIEW 1ST QUARTER 2010

FINANCIAL INSIGHTS

Book Value (continued)

Summary (continued)

▶
In the chart below we present our March 31, 2010 securities portfolio by acquisition period, which highlights that 93% of the economic value of cash, securities, and investments were held in cash or in securities acquired since the beginning of 2008. Our future earnings will be driven primarily by the performance of these recent investments along with how we deploy our existing cash and future cash flow.

Cash, Securities, and Investments at Redwood
March 31, 2010 ($ in millions)

* Estimate of non-GAAP economic value; see pages 12
and 16 for explanation and reconciliation to GAAP.

▶
During April 2010, we purchased $5 million of residential securities and sold $94 million of residential securities. These sales of securities were executed at prices generally in excess of their fair values at the end of the first quarter. As part of the management of our portfolio, we sell securities when we believe conditions merit.

THE REDWOOD REVIEW 1ST QUARTER 2010	13

FINANCIAL INSIGHTS

Balance Sheet

▶	The following table shows the components of our balance sheet at March 31, 2010.

Consolidating Balance Sheet
March 31, 2010
($ in millions)

	Redwood	The Fund	Securitization Entities	Intercompany	Redwood Consolidated
Real estate loans	$2	$-	$3,660	$-	$3,662
Real estate securities	840	27	269	-	1,136
Investments in the Fund	16	-	-	(16)	-
Investment in securitization entities	78	-	-	(78)	-
Other investments	-	-	11	-	11
Cash and cash equivalents	242	-	-	-	242
Total earning assets	1,178	27	3,940	(94)	5,051

Other assets	23	3	118	-	144

Total assets	$1,201	$30	$4,058	$(94)	$5,195
Short-term debt	$-	$-	$-	$-	$-
Other liabilities	63	1	143	-	207
Asset-backed securities issued	-	-	3,837	-	3,837
Long-term debt	140	-	-	-	140
Total liabilities	203	1	3,980	-	4,184

Stockholders’ equity	998	16	78	(94)	998
Noncontrolling interest	-	13	-	-	13
Total equity	998	29	78	(94)	1,011

Total liabilities and stockholders’ equity	$1,201	$30	$4,058	$(94)	$5,195

▶
We are required under GAAP to consolidate all of the assets, liabilities, and noncontrolling interest of the Fund due to our significant general and limited partnership interests in the Fund and ongoing asset management responsibilities.

▶
We are required to consolidate the assets and liabilities of certain Sequoia and Acacia securitization entities that are treated as secured borrowing transactions under GAAP. However, the securitized assets of these entities are not available to Redwood. Similarly, the liabilities of these entities are obligations payable only from the cash flow generated by their securitized assets and are not obligations of Redwood.

14	THE REDWOOD REVIEW 1ST QUARTER 2010

FINANCIAL INSIGHTS

Balance Sheet (continued)

Real Estate Securities

▶
The following table presents the fair value of real estate securities at Redwood at March 31, 2010. We segment our securities portfolio by vintage (the year(s) the securities were issued), priority of cash flow (senior, re-REMIC, and subordinate) and, for residential securities, by quality of underlying loans (prime and non-prime).

Real Estate Securities at Redwood
March 31, 2010
($ in millions)
					% of Total
	<=2004	2005	2006-2008	Total	Securities

Residential
Seniors
Prime	$14	$286	$72	$372	44%
Non-prime	117	232	19	368	44%
Total Seniors	$131	$518	$91	$740	88%

Re-REMIC
Prime	$5	$8	$54	$67	8%
Total Re-REMIC	$5	$8	$54	$67	8%

Subordinates
Prime	$12	$3	$2	$17	2%
Non-prime	6	-	-	6	1%
Total Subordinates	$18	$3	$2	$23	3%

Total Residential	$154	$529	$147	$830	99%

Commercial Subordinates	$7	$2	$-	$9	1%
CDO Subordinates	$-	$1	$-	$1	0%

Total	$161	$532	$147	$840	100%

▶
During the first quarter, our securities portfolio grew to $840 million from $781 million, primarily as a result of acquisitions of $180 million (excluding the acquisition of $9 million of Sequoia asset-backed debt) exceeding sales and paydowns. In addition, the value of securities held during the first quarter increased by $15 million during the period.

THE REDWOOD REVIEW 1ST QUARTER 2010	15

FINANCIAL INSIGHTS

Balance Sheet (continued)

Investments in the Fund and the Securitization Entities

▶	Our investments in the Fund and Sequoia and Acacia securitization entities, as reported under GAAP, totaled $94 million, or 8% of our cash, securities, and investments at March 31, 2010.

▶
The fair value (which equals GAAP carrying value) of our investment in the Fund was $16 million. The Fund is primarily invested in non-prime residential securities and is managed by a subsidiary of Redwood. Our investment represents a 52% interest in the Fund.

▶
Our investments in Sequoia entities consist predominately of interest-only securities (IOs) and, to a smaller extent, senior and subordinate securities issued by these entities. The $77 million of GAAP carrying value of our investments represents the difference between the carrying costs of the assets and liabilities owned by the Sequoia entities. In contrast, we estimated the $48 million of non-GAAP economic value for our investments in Sequoia entities using the same valuation process that we follow to fair value our other real estate securities.

▶
The GAAP carrying value and the fair value of our investments in Acacia entities was $1 million, which primarily reflects the present value of the management fees we expect to earn from these entities. The equity interests and securities we own in the Acacia entities have minimal value.

Debt

▶	We had no short-term recourse debt at March 31, 2010. We currently fund our investments with permanent capital (equity and long-term debt) that is not subject to margin calls or financial covenants.

▶
In future periods, we expect to utilize short-term debt to finance the acquisition of prime mortgage loans prior to securitizing those loans through our Sequoia program. We are in discussion with counterparties to re-establish warehouse credit facilities for this purpose. In the interim, we are likely to use our excess cash to purchase mortgage loans. We are also considering utilizing repurchase facilities, collateralized by certain of our existing senior residential mortgage-backed securities (RMBS), to temporarily finance our mortgage loan acquisitions.

▶
At March 31, 2010, we had $140 million of long-term debt outstanding, which, as a result of interest rate hedging had an effective fixed interest rate of 6.75%, net of interest rate swap expense. For GAAP purposes, this long-term debt, which is due in 2037, is reported at its outstanding principal amount. We estimated the $73 million non-GAAP economic value of this debt using the same valuation process that we follow to fair value our other financial assets and liabilities. Economic value is difficult to estimate with precision as the market for this debt is largely inactive.

16	THE REDWOOD REVIEW 1ST QUARTER 2010

FINANCIAL INSIGHTS

Balance Sheet (continued)

Capital and Cash

▶
At March 31, 2010, our total capital equaled $1.1 billion, including $998 million in shareholders’ equity and $140 million of long-term debt. This represented a $26 million increase from total capital at December 31, 2009.

▶	At March 31, 2010, our cash totaled $242 million and our excess capital was $181 million. At April 30, 2010, our cash totaled $275 million and our excess capital was $233 million.

▶
While it is painful to consider the opportunity cost of holding so much cash, we believe our patience will serve Redwood investors well. Besides, many argue that holding excess cash in a dangerous and uncertain world is not a bad problem to have. Rather than reach for marginal investment opportunities, we prefer to hold capital for sizeable investment opportunities we anticipate in our core credit enhancement business within a number of quarters. We note that when financial companies cave to pressure and put money to work in ways that do not support their base franchise, it often does not end well. We prefer investments that end well.

▶
We use our capital to invest in earning assets, meet lender capital requirements, and to fund our operations and working capital needs. The difference between our current cash balance and excess capital is primarily unsettled trades and the amount of capital set aside for our outstanding hedging agreements. We allocate capital to our investments under our risk-adjusted capital guidelines based on numerous factors including the liquidity of the assets and the availability of financing.

▶
We currently allocate capital equal to 100% of the fair value of all our investments — meaning we fund these assets with capital. Over the past several years, we have been well served by our lack of short-term borrowings. While our asset values were adversely impacted by market conditions during 2008 and 2009, we were not forced to unload assets at fire-sale prices. Our memories will be long on this topic and we will be thoughtful about managing funding risk as we put our toe back into the short-term borrowing water.

▶
As we return to creating attractive investment opportunities through our Sequoia program we will increase our short-term borrowings in order to fund the loans we accumulate prior to securitizations. We are looking to enter into loan warehouse facilities and to borrow against our senior securities to provide additional funding sources for our acquisitions.

▶
In addition, we may change the amount of capital we allocate to the more liquid securities we own. Consistent with our past practices, we will make these changes only when we believe it is in the best long-term interest of our shareholders. We believe we have significantly greater capital capacity than reflected in our stated excess capital amounts, given our conservative choice to allocate 100% capital to all our assets. Given our capacity, we would likely look to our own balance sheet for sources of liquidity before looking externally and are unlikely to seek additional capital in the near term.

THE REDWOOD REVIEW 1ST QUARTER 2010	17

FINANCIAL INSIGHTS

GAAP Income

Summary

▶	The following table provides a summary of our GAAP income for the first quarter of 2010 and the fourth quarter of 2009.

GAAP Income
($ in millions, except per share data)
	Three Months Ended
	3/31/2010	12/31/2009
Interest income	$58	$62
Interest expense	(18)	(21)
Net interest income	40	41

Provision for loan losses	(9)	(9)
Market valuation adjustments, net	(11)	(4)
Net interest income (loss) after provision and market valuation adjustments	20	28

Operating expenses	(17)	(11)
Realized gains, net	44	20
Noncontrolling interest	-	-
Benefit from (provision for) income taxes	-	3

GAAP income	$47	$40

GAAP income per share	$0.58	$0.51

▶
Our reported GAAP income for the first quarter of 2010 was $47 million, or $0.58 per share, as compared to $40 million, or $0.51 per share, for the fourth quarter of 2009. Our increase in earnings reflects the continued strong performance of our senior securities portfolio at Redwood and higher realized gains on the sale of securities, partially offset by lower net returns on the assets and liabilities at Acacia and non-recurring operating expense.

18	THE REDWOOD REVIEW 1ST QUARTER 2010

FINANCIAL INSIGHTS

GAAP Income (continued)

Summary (continued)

▶
The following tables show the effect that Redwood, the Fund, and the Sequoia and Acacia securitization entities had on our consolidated GAAP income for the first quarter of 2010 and the fourth quarter of 2009. These components of our income statement are not separate business segments.

Consolidating Income Statement
Three Months Ended March 31, 2010
($ in millions)

	Redwood	The Fund	Securitization Entities	Intercompany Adjustments	Redwood Consolidated
Interest income	$18	$1	$31	$-	$50
Net discount (premium) amortization	9	1	(2)	-	8
Total interest income	27	2	29	-	58

Management fees	1	-	-	(1)	-
Interest expense	(1)	-	(17)	-	(18)
Net interest income	27	2	12	(1)	40

Provision for loan losses	-	-	(9)	-	(9)
Market valuation adjustments, net	(3)	-	(8)	-	(11)
Net interest income after provision and market valuation adjustments	24	2	(5)	(1)	20

Operating expenses	(17)	(1)	-	1	(17)
Realized gains (losses), net	38	(1)	7	-	44
Income from the Fund	-	-	-	-	-
Income from Securitization Entities	2	-	-	(2)	-
Noncontrolling interest	-	-	-	-	-
Benefit from income taxes	-	-	-	-	-

Net income	$47	$-	$2	$(2)	$47

Consolidating Income Statement
Three Months Ended December 31, 2009
($ in millions)

	Redwood	The Fund	Securitization Entities	Intercompany Adjustments	Redwood Consolidated
Interest income	$19	$1	$38	$-	$58
Net discount (premium) amortization	6	1	(3)	-	4
Total interest income	25	2	35	-	62

Management fees	1	-	-	(1)	-
Interest expense	(1)	-	(20)		(21)
Net interest income	25	2	15	(1)	41

Provision for loan losses	-	-	(9)	-	(9)
Market valuation adjustments, net	(2)	(1)	(1)	-	(4)
Net interest income after provision and market valuation adjustments	23	1	5	(1)	28

Operating expenses	(11)	(1)	-	1	(11)
Realized gains, net	20	-	-	-	20
Income from the Fund	-	-	-	-	-
Income from Securitization Entities	5	-	-	(5)	-
Noncontrolling interest	-	-	-	-	-
Provision for income taxes	3	-	-	-	3

Net income	$40	$-	$5	$(5)	$40

THE REDWOOD REVIEW 1ST QUARTER 2010	19

FINANCIAL INSIGHTS

GAAP Income (continued)

Summary (continued)

Redwood

▶
At Redwood, net interest income was $27 million for the first quarter of 2010, as compared to $25 million for the fourth quarter of 2009. An increase in amortization income on securities due to higher expected future interest rates contributed to the increase in quarterly interest income.

▶
In the near term, we continue to expect net interest income to be driven primarily by our residential senior securities, which comprised 88% of the securities we held at March 31, 2010. During the first quarter, these securities generated $17 million of interest income, or a 13% effective annual yield on amortized cost that was comprised of 6% coupon interest and 7% discount amortization income. Over time, net interest income will be affected by how we deploy our cash balances and future cash flow.

▶
Gains on sale of securities amounted to $38 million (and generated total proceeds of $124 million) in the first quarter, compared to $20 million of gains reported in the fourth quarter of 2009. Of the $38 million of gains, $28 million were already reflected in our balance sheet as of the beginning of the quarter and $10 million were increases in value during the quarter.

▶
Negative market valuation adjustments (MVA) were $3 million in the first quarter, a slight increase from the MVA in the prior quarter primarily due to impairments on securities. To the extent our loss expectations do not significantly change, we expect the pace of future impairments on securities to remain near levels observed in recent quarters.

▶
Operating expenses of $17 million for Redwood included $4 million of one-time compensation costs related to the retirement of our CEO and co-founder, George E. Bull, III. Additionally, operating expenses were reduced in the fourth quarter to reflect an adjustment to our 2009 variable compensation expense. The current quarter’s operating expenses (excluding the non-recurring charge of $4 million) are at a level that we currently believe to be a good estimate of the run-rate for the remainder of this year.

Investments in the Fund and Securitization Entities

▶	We recognized net income of $2 million in the first quarter from our investments in the Fund and in the consolidated Sequoia and Acacia securitization entities.

▶
Net interest income was $14 million in the first quarter, a decrease of $3 million from the fourth quarter of 2009. This decrease was primarily due to the poor credit performance on securities held at Acacia, resulting in lower interest income.

▶
The provision for loan losses at Sequoia totaled $9 million in the first quarter, unchanged from the fourth quarter of 2009. Although serious delinquencies (90+ days past due) continued to rise to 4.32% in the first quarter from 3.98% at the end of the fourth quarter, the rate of increase was consistent with the fourth quarter. There are currently three Sequoia entities for which we have expensed aggregate loan loss provisions of $2 million in excess of our reported investment for GAAP purposes. At this time we do not expect to deconsolidate any Sequoia entities in 2010.

20	THE REDWOOD REVIEW 1ST QUARTER 2010

FINANCIAL INSIGHTS

GAAP Income (continued)

Summary (continued)

Investments in the Fund and Securitization Entities (continued)

▶
Market valuation adjustments were negative $8 million for interest rate hedges at the Acacia securitization entities. This reflects the net changes in the values of, and net interest payments associated with, these derivative instruments.

▶
Realized gains of $6 million resulted from the gain of $7 million from the repurchase of asset-backed securities issued by one of the Sequoia entities, partially offset by losses of $1 million from the sale of securities at the Fund.

▶
Our consolidated securitization entities are subject to a number of economic uncertainties that can result in volatility to our reported income. For example, changes in the market values of securitized assets may not move in tandem with changes in the market values of securitized liabilities due to liquidity and other market factors. Derivative hedging instruments in Acacia may also not move in conjunction with the market values of the hedged liabilities, and the timing of interest payments on these derivatives may not occur in the same accounting period as the payments on the hedged liabilities. In addition, varying accounting classifications and treatments for certain of our Sequoia and Acacia entities can contribute to volatility in our earnings.

THE REDWOOD REVIEW 1ST QUARTER 2010	21

FINANCIAL INSIGHTS

Taxable Income and Dividends

Summary

▶
Taxable income is pre-tax profit as calculated for tax purposes. REIT taxable income is income earned at the Redwood REIT together with income earned at REIT subsidiaries and excludes undistributed taxable income earned at our taxable subsidiaries. We are required to distribute at least 90% of our REIT taxable income in the form of dividends to shareholders in order to maintain our tax status as a REIT. Our board of directors can declare dividends in excess of this minimum requirement.

Overview

▶	Estimated taxable income for the first quarter of 2010 was $1 million, or $0.01 per share, as compared to negative $34 million, or $(0.44) per share, for the fourth quarter of 2009.

▶
Although taxable income turned positive in the first quarter, we still expect to realize a taxable loss for the full year in 2010. The timing of credit losses on securities we own has a large impact on our quarterly taxable income. In the first quarter, our credit losses were lower than in the prior quarter ($24 million versus $54 million) due to ongoing efforts by the government to promote loan modifications and reduce foreclosures. These efforts will likely continue to affect timing of loss recognition. We anticipate an additional $252 million of losses on securities in future periods for tax purposes; for GAAP purposes we have reserves for these anticipated losses.

▶
There are differences that exist in accounting under GAAP and for tax purposes that can lead to significant variances in the amount and timing of when income and losses are recognized under these two accounting methods. The most significant difference continues to be the realization of credit losses. Another difference is sales. Taxable gains may be offset by prior period capital losses, which totaled $85 million at March 31, 2010. To the extent we sell assets and recognize gains for GAAP there may be no gain included in taxable income. Reconciliations of GAAP and tax income are shown in Table 2 in the Financial Tables in this Review.

▶
Under the tax code, REIT dividend distribution requirements are tied to taxable income. Given our net operating loss carryforwards and our projection of a taxable loss in 2010, we currently expect to have no dividend distribution requirements. However, in November 2009, our board of directors announced its intention to pay a quarterly regular dividend of $0.25 per share in 2010. We do not expect to pay any special dividends in 2010.

▶	On March 17, 2010, our board of directors declared a regular dividend of $0.25 per share for the first quarter, which was paid on April 21, 2010 to shareholders of record on March 31, 2010.

▶
As a result of our tax loss expectations in 2010, we currently expect that this year’s dividend distributions will be characterized as return of capital. However, if credit losses remain at lower levels than experienced in recent quarters and we do generate positive taxable income, a portion of this year’s dividend distributions would be characterized as ordinary income (to the extent of the 2010 income).

22	THE REDWOOD REVIEW 1ST QUARTER 2010

FINANCIAL INSIGHTS

Cash Flow

▶
In the first quarter, our business cash flow remained strong and in line with our expectations. Our business cash flow exceeded dividend distributions and this excess funded our acquisitions. We ended the quarter with about the same cash balance as we started the quarter — $242 million.

▶
We believe our current GAAP income statements are reflective of our current underlying business trends, especially given the nature of the assets we currently hold. We also consider cash flow one of a number of other important operating metrics; however, we realize that quarterly cash flow measures have limitations. In particular, we note:

•
When securities are purchased at large discounts from face value it is difficult to determine what portion of the cash received is a return “of” principal and what portion is a return “on” principal. It is only at the end of an asset’s life that we can accurately determine what portion of the cumulative cash received (whether principal or interest) was income and what was a return of capital.

•
Certain investments may generate cash flow in a quarter that is not necessarily reflective of the long-term economic yield we will earn on the investments. For example, we acquired certain re-REMIC support securities at what we believe to be attractive yields. Due to their terms, however, these securities are locked out of receiving any principal payments for years. Because of the deferred receipt of principal payments, formulating any conclusions on the value or performance of these securities by looking solely at the early quarterly cash flow may not be indicative of economic returns.

•
Cash flow from securities and investments can be volatile from quarter to quarter depending on the level of invested capital, the timing of credit losses, acquisitions, sales, and changes in prepayments and interest rates.

THE REDWOOD REVIEW 1ST QUARTER 2010	23

FINANCIAL INSIGHTS

Cash Flow (continued)

▶
The sources and uses of cash in the table below are derived from our GAAP Consolidated Statement of Cash Flow for the first quarter of 2010 and the fourth quarter of 2009 by aggregating and netting all items in a manner consistent with the way management analyzes them. This table excludes the gross cash flow generated by our Sequoia and Acacia securitization entities and the Fund (cash flow that is not available to Redwood), but does include the cash flow distributed to Redwood as a result of our investments in these entities. The beginning and ending cash balances presented in the table below are GAAP amounts.

Redwood Sources and Uses of Cash
($ in millions)
	Three Months Ended
	3/31/2010	12/31/2009

Beginning cash balance	$243	$217
Business cash flow:
Cash flow from securities and investments	$193	$134
Asset management fees	1	1
Cash operating expenses	(16)	(11)
Interest expense on long-term debt	(1)	(1)
Total business cash flow	177	123

Other sources and uses:
Changes in working capital	(2)	(9)
Acquistions (1)	(156)	(68)
Dividends	(20)	(20)
Net other uses	(178)	(97)

Net (uses) sources of cash	$(1)	$26
Ending cash balance	$242	$243

(1)Total acquisitions in the first quarter of 2010 were $189 million, $33 million which are not reflected in this table because they did not settle until early April 2010. In the fourth quarter of 2009, all acquisitions were settled within the period.

24	THE REDWOOD REVIEW 1ST QUARTER 2010

FINANCIAL INSIGHTS

Cash Flow (continued)

▶
As detailed in the table below, we now include proceeds from sales as a component of business cash flow. While it is generally our intention when we acquire assets to hold them to maturity and receive principal and interest payments over their lives, we sell assets from time to time as part of our continuing management of risk and return expectations. A sale effectively accelerates the receipt of these cash flows.

Redwood
Cash Flow from Securities and Investments
($ in millions)

	Three Months Ended
	3/31/2010	12/31/2009

Securities at Redwood
Residential Seniors
Principal and Interest	$40	$41
Proceeds from Sales	73	27
Total	113	68

Residential Re-REMICs
Principal and Interest	3	4
Proceeds from Sales	51	31
Total	54	35

Residential Subordinates principal and interest	8	10

Commercial and CDO Subordinates
Principal and Interest	1	1
Proceeds from Sales	-	8
Total	1	9
Total cash flow from securities at Redwood	176	122

Investments in the Fund	9	2
Investments in Sequoia entities	8	10
Investments in Acacia entities	-	-
Total cash flow from securities and investments	$193	$134

▶	Total cash flow from securities and investments was $193 million for the first quarter, an increase of $59 million from the prior quarter, primarily due to an increased level of sales.

▶	Total proceeds from the sale of securities were $124 million in the first quarter. Redwood’s investment in the Fund generated $9 million of cash flow due to sales of securities during the period.

THE REDWOOD REVIEW 1ST QUARTER 2010	25

NEW SECURITIZATION INITIATIVE

Summary

In April 2010, Redwood (through Sequoia) sponsored a $238 million residential prime jumbo mortgage securitization, referred to as SEMT 2010-H1. This was the first prime jumbo securitization to be backed by newly originated loans in nearly two years and was well received by triple-A investors and, importantly, did not require credit support from the government. SEMT 2010-H1 incorporates many of the suggestions we received as a result of meetings and conversations with triple-A investors, major originators and servicers, rating agencies, legislators, regulators, trade groups, and others.

Although this transaction was successful, market participants still have more work to do before a functioning private mortgage securitization market can fully re-emerge. In reviewing this transaction, we will focus on six areas where reform efforts are underway: (1) due diligence, (2) representations and warranties and enforcement, (3) skin-in-the-game, (4) disclosures, (5) trustee independence, and (6) securitization accounting.

Due Diligence

▶
Redwood performed due diligence relating to the mortgage loans backing this securitization. The securitization process started with Redwood identifying the general credit criteria, that is the loan size, LTV and other credit and loan characteristics, that it wanted to characterize the loans underlying this first securitization. In conjunction with this, Redwood representatives met with the originator to understand the originator’s underwriting process and procedures for originating jumbo loans. Once the pool of loans were identified as having met the general criteria, Redwood and a third party due diligence provider reviewed every loan for compliance with the originator’s underwriting guidelines and criteria and for adherence to all regulatory and legal requirements. In addition, Redwood and its third party due diligence provider reviewed each appraisal that the originator had obtained in originating the loans. Each loan had to be submitted to these reviews in order to be included in the final pool. This process enabled Redwood to buy only those loans that conformed to our own specific acquisition criteria compared to prior industry practices in which sellers would often assemble a package of loans that were then put out for bid to all interested parties and the buyers had to bid on the entire package.

Representations and Warranties and Enforcement

▶
Representations and warranties provided by originators of mortgage loans included in securitizations have traditionally varied widely across transactions and credit classes (prime, Alt-A, subprime, etc.). The American Securitization Forum (ASF) has developed a set of industry standard representations and warranties to facilitate a consistent approach to enable investors to understand protections afforded them. Additionally, the rating agencies have also published their required representations and warranties, some of which are slightly different from the ASF. Redwood reviewed these various sets and developed a set of representations and warranties that meet or exceed both of these standards.

26	THE REDWOOD REVIEW 1ST QUARTER 2010

NEW SECURITIZATION INITIATIVE

Representations and Warranties and Enforcement (continued)

▶
In our view, the strength of the representations and warranties is only as good as the enforcement mechanism. To address this issue, we included a binding arbitration clause in SEMT 2010-H1. Binding arbitration enables the responsible parties to reach resolution on a disagreement without ending up in litigation. We believe this mechanism will facilitate more productive and timely responses to what, in many cases, are not always easily resolved issues.

▶	To further facilitate the post-securitization review for violations of representations and warranties, all origination files were provided to Redwood as the buyer of the loans.

Skin-in-the-Game

▶
It is being proposed by various policy makers that a fixed 5% of a securitization be retained. Others are advocating higher fixed rate percentages. A fixed percentage is enticing as it seems easy to understand and apply. However, we strongly believe this approach is too simplistic and could disrupt the flow of mortgage credit to prime borrowers while inappropriately providing an incentive to engage in securitizations of higher risk mortgage loans. Instead, we believe the amount of risk retention in a securitization should vary according to the underlying risk.

▶
One approach, for example, would be to tie risk retention requirements to the rating agency subordination levels. We realize there is a desire on the part of some to reduce the amount of reliance on credit agencies and encourage investors to undertake their own analysis. However, in our opinion, rating agencies provide useful information. Furthermore, the rating process establishes subordination levels after taking into consideration the quality of the collateral and structure of the securitization, among other factors.

▶
For example, if the risk retention percentage was set at 100% of the non-investment grade subordinate securities, then a securitization backed by prime jumbo mortgages with the senior AAA investment grade securities representing 94% of the securitization, the mezzanine securities (AA, A, BBB) representing 3% of the securitization, and the subordinate or non-investment grade securities (BB, B, Not Rated) representing 3% of the securitization, the risk retention requirement would be 3%. Alternatively, for a securitization with lesser quality subprime mortgage collateral in a structure in which the senior AAA securities represent 70% of the securitization, the mezzanine securities represent 10%, and the subordinated securities represent 20%, the retention requirement for this transaction would be 20%.

▶
A very important aspect of risk retention is how that risk is retained by sponsors. We are strong a advocate of retaining a “horizontal slice” of first-loss credit risk from the securitization structure. We are not advocates of the “vertical slice” approach because we strongly believe this structure does not properly incent sponsors to structure sound securitizations and does not necessarily align the sponsors’ interests with those of investors. In fact, only the horizontal slice structure fully exposes the sponsor to the majority of the credit risk in a securitization and, as the proposals note, having sponsors maintain the credit risk supports the notion that their interests will be properly aligned with investors’ interests.

THE REDWOOD REVIEW 1ST QUARTER 2010	27

NEW SECURITIZATION INITIATIVE

Skin-in-the-Game (continued)

▶
Examples of the horizontal and vertical slices for a hypothetical $250 million securitization are displayed in the diagram below. In our recent securitization we retained both a horizontal and vertical slice of risk in order to satisfy alternate proposals until the final rule is adopted. However, we do not advocate this as the solution, as it will deter useful and productive securitizations.

▶
These are two very different risk retention profiles. In the horizontal slice approach, the sponsor’s entire investment ($7.5 million in this example) is in a first loss position. Under the vertical slice approach, the sponsor has a small amount ($450,000) in the subordinated securities and the majority of its investment ($7.05 million) in the senior securities that are last in line to incur credit losses. It is our opinion that the sponsor that has all its capital in the first loss position has its interests most aligned with the interests of all the security holders because the sponsor is retaining the most significant portion of the risk.

28	THE REDWOOD REVIEW 1ST QUARTER 2010

NEW SECURITIZATION INITIATIVE

Skin-in-the-Game (continued)

▶
Advocates of the vertical slice approach argue that by owning a piece of each (senior, mezzanine, subordinate) security, the sponsor’s interests are more closely aligned with all security holders than if it owned just the subordinate securities. We believe this premise is based on prior subprime securitizations in which the subordinate security holders that were also the loan servicers had the ability to influence cash distributions to their benefit resulting in a “tranche warfare” between the investment grade and the subordinate non-investment grade security holders. It is important to understand that subprime securitizations used “over-collateralization” structures, which had the potential to distribute large amounts of cash to the subordinate security holders if certain collateral tests were met at or after the 36th month of the securitization’s life. To insure compliance (and a payout) with the collateral tests, some servicers bought delinquent loans out of securitizations to the detriment of the senior security holders. We also note that in prime securitizations, an alternative (shifting interest) securitization structure is used, and this does not have the same features that led to this tranche warfare that occurred in subprime securitizations.

▶
In addition to using a securitization structure that requires the sponsor to retain a horizontal slice of the securitization and thus eliminates the likelihood of unaligned incentives, we believe the better approach to managing issues between the different tranches of security holders is by changing the collateral tests within the structure so that they reduce inter-tranche conflicts. For example, in our recent securitization, for purposes of the collateral tests, modified loans will be counted as delinquent for 12 months following the date of modification, reducing the immediate impact of loan modifications on the allocation of cash flows between senior and subordinate tranches.

▶
It is Redwood’s opinion that, while the vertical slice approach may address certain aspects of the concerns among the different class of security holders, it also substantially circumvents the rationale for the risk retention requirement since the sponsor would only have a small percentage of its investment in the subordinate securities. This opinion is supported by many institutional investors that we have discussed this issue with.

Disclosures

▶
We are firmly aligned with investors in the desire to have comprehensive disclosures available. Comprehensive disclosure is not just the amount of information, but consistency of definitions. For example, in the past, terms such as “full doc” would mean different things to different investors and issuers. So instead of relying on terms such as “full doc,” we disclose whether assets were verified and for what period income was verified. We have also adopted the ASF disclosure package reporting format as part of our ongoing commitment to information consistency. This format includes an extensive and consistent list of data points for investors to consider in their investment decisions.

THE REDWOOD REVIEW 1ST QUARTER 2010	29

NEW SECURITIZATION INITIATIVE

Trustee Independence

▶
Another concern for investors was the potential conflict of interest in deals in which the originator, servicer, and trustee were the same entity (or affiliates of each other), as it is difficult to assume that the trustee would provide as much attention and oversight in pursuit of representation and warranty violations against its own affiliate. To address this concern, Redwood suggests using an independent third party to act as trustee, as we did in our recent securitization.

Securitization Accounting

▶
Redwood supports the notion of requiring securitization sponsors or the controlling party to consolidate securitizations in order to increase transparency in financial statements. However, the new accounting standards (FAS 166/167) may not result in as much consolidation as some expect.

▶
In a typical residential mortgage securitization structure, if the sponsor of the securitization is not the servicer (which is the case for Redwood-sponsored securitizations), the sponsor generally would not consolidate the transaction — regardless of how much skin-in-the-game is retained — if it cedes authority over the resolution of delinquent loans to the servicer in accordance with policy makers’ suggestions. At the same time, the servicer likely wouldn’t consolidate this transaction either, as it will have control but generally wouldn’t have a significant economic interest. We think that is a surprising result — and probably not the intended consequence of policy makers’ objectives to both shine light on shadow banking transactions and have servicers control the resolution of problem loans.

▶
The consolidation result becomes even more surprising if the securitization sponsor is also the servicer. In such a case, the sponsor/servicer will have control, so the consolidation determination will hinge on whether the sponsor retained a significant economic interest in the transaction. The accounting guidance is not specific regarding what “significant” means, but some industry participants are interpreting this to mean more than 10% of each tranche of the securitization sold to investors. This is where the regulators’ definition of skin-in-the-game comes into the picture — and where, again, reform efforts in one area can have an unintended consequence on other areas. If skin-in-the-game is defined as a 5% vertical slice (or a 5% ownership of each tranche of the securitization sold to investors), then the sponsor/servicer could be considered not to hold a significant economic interest and would, therefore, not be required to consolidate — and neither would anyone else. On the other hand, if skin-in-the-game is defined as a 5% horizontal slice (or the 5% most subordinate or first loss tranche(s) of a securitization), then, it seems to us, a more rational (and intended) consequence likely results — i.e., the sponsor/servicer would be required to consolidate the transaction. Much will be riding on the outcome of the vertical and horizontal risk retention issue.

30	THE REDWOOD REVIEW 1ST QUARTER 2010

NEW SECURITIZATION INITIATIVE

Potential Future Enhancements

▶
We are committed to an on going process of enhancing the Sequoia program and securitizations of residential mortgage loans in general. However, it was unrealistic to be able to include all potential enhancements in this first deal. Other enhancements that we are working on include:

•
Triple-A investors have asked for direct access to mortgage loan files in order to independently assess the borrowers’ credit and the underwriting decisions. While we understand the intent, logistics and privacy concerns need to be addressed before full access to files can be offered.

•
Second liens continue to be a concern in the market and investors are wary about a potential material change in a borrower’s risk if a second lien on the property is taken out after closing of the first lien. We are reviewing what processes could be established to limit the ability of lenders to place second liens on properties without the consent of first mortgage holders, or that would enable ongoing disclosure to investors regarding second lien balances in the deals we sponsor so that investors can understand how their potential risk may change as a result of second liens.

THE REDWOOD REVIEW 1ST QUARTER 2010	31

RESIDENTIAL REAL ESTATE SECURITIES

Summary

Redwood invests in securities that are backed by pools of residential real estate loans. Some of our investments in residential real estate securities are backed by prime residential loans, while others are backed by non-prime loans such as Alt-A loans. Historically, we used our credit risk analysis capabilities to guide us in the acquisition of subordinate securities, which carry concentrated credit risk. More recently, our credit risk analysis has been applicable to understanding the range of risks and returns applicable to senior securities, which carry less concentrated credit risk, and since 2008 our acquisitions have been heavily weighted to this type of security. The following discussion refers only to the residential securities owned by Redwood, exclusive of the securities owned by the Fund, Sequoia entities, and Acacia entities, and exclusive of Redwood’s investments in these entities.

Market Conditions and Portfolio Activity

▶
During the first quarter, market prices for non-agency RMBS initially decreased and subsequently increased and ended the quarter at prices relatively close to where they began. The following chart illustrates generic prices that investors were willing to pay for senior RMBS from the beginning of 2008 through March 2010.

Senior RMBS Prices

32	THE REDWOOD REVIEW 1ST QUARTER 2010

RESIDENTIAL REAL ESTATE SECURITIES

Market Conditions and Portfolio Activity (continued)

▶
During the first quarter, we acquired $180 million and sold $124 million of RMBS. The return of greater liquidity in the RMBS market allowed us to monetize some of the future expected cash flow in the current period. We may continue to sell assets into this market if we believe it is in the best interest of our shareholders.

▶
During April 2010, we purchased $5 million of securities and sold $94 million of securities. (In addition, we invested $28 million in our new securitization, SEMT 2010-H1, which is discussed in the New Securitization Initiatives module.)

Housing Prices

▶
Fundamentals have caused house price depreciation since 2006 (~29% in the Case Shiller Composite-20), which has been sufficient to restore nationwide housing affordability to levels we believe are consistent with long-term stability. Price-to-rent and price-to-income metrics are within their historic range, which suggests that the fundamentally driven reversion in home prices is nearing an end for the nation as a whole. This may not necessarily be true for each market.

▶
Further, price risk stems from more “technical” issues. Oversupply continues to be a major obstacle to a recovery in home prices. Even in markets where affordability has been restored, supply overhang is holding prices down. Excess supply is a key reason for our belief that housing prices have further to decline.

▶
Housing inventories have increased since January. The National Association of Realtors reported that the number of homes for sale in March increased 9% quarter-over-quarter, and months of supply has increased 11% to 8 months over the same period.

•	The relative stability of home prices in 2009 was due in part to 9 months of declining inventories. A reversal of this trend will have negative consequences for housing markets in 2010.

•
This new supply may represent new listings of seriously delinquent mortgage properties. This “shadow inventory,” which Amherst Securities estimates at over 7 million homes, potentially represents another 16 months of supply.

•
A portion of the increase reflects the seasonality of home listings, which normally increase during the spring and summer. From 2000-2009, both inventories and months of supply have increased 6% on average during the first quarter of the calendar year. The first quarter 2010 readings noted above suggest that there are other, non-seasonal forces involved.

Loan Modifications

▶
The Treasury’s goal through the Home Affordable Modification Program (HAMP) is to help 3 to 4 million homeowners avoid foreclosure through 2012. This program continues to move forward at a slower than originally anticipated pace. According to the Treasury Department’s latest data for March 2010, over 1.4 million borrowers have been offered trial modifications, 1.2 million modification trials have been initiated, and 230,801 trials have been made permanent. Loan servicers continue to face a large backlog of delinquent loans, conflicts remain between the interests of first- and second-lien holders, borrowers are not providing documentation, and borrowers with significant negative equity have little incentive to continue making payments.

THE REDWOOD REVIEW 1ST QUARTER 2010	33

RESIDENTIAL REAL ESTATE SECURITIES

Loan Modifications (continued)

▶
In late March, the Treasury amended the HAMP program to add principal reduction as a potential option for servicers. As we noted in a prior Review, with approximately 25% of borrowers having negative equity and projections for that percentage to approximately double over the next two years, many borrowers with negative equity have few incentives to continue making their payments, particularly if they have little or no hope of recovering lost value. It is too early to determine how successful principal reductions will be since the program is voluntary for lenders and borrowers must be current on their existing mortgages and must fully document their loan applications.

▶
The presence of second mortgage liens on many houses complicates loan modification efforts. In summary, second lien holders, who often have recourse to borrowers for balance deficiencies, are often unwilling or have little incentive to work with borrowers and holders of first mortgages, particularly borrowers who are perceived to be engaging in strategic defaults. Strategic defaults occur when borrowers have the capacity to pay and decide not to pay their mortgages, often to gain negotiating leverage to obtain loan modifications. In late March, the Treasury issued details of its second-lien modification program, which includes financial incentives for second-lien holders to participate. The second-lien program will take some time to implement and additional details and procedures still need to be worked out, which will likely further delay loan modifications in the near term.

Delinquencies

▶
Industry-wide, the first quarter increase in the level of delinquencies continues to be within our expectations. According to LoanPerformance, the percentage of non-agency borrowers who have missed two or more payments (60+ days) is nearly 10% for prime borrowers and 31% for Alt-A borrowers on an industry-wide basis. At Redwood, 60+ days delinquencies on loans underlying the prime and non-prime residential securities we own are modestly lower than the industry.

Prepayments

▶
According to data from LoanPerformance, industry-wide prepayment rates on prime loans were unchanged in the first quarter at 15% CPR. Prepayment rates on loans underlying prime RMBS held by Redwood continue to be modestly faster than the industry average, reflecting the concentration of securities we own in older vintages.

▶
Industry-wide, prepayment rates for Alt-A loans were approximately 5% in the first quarter according to data from LoanPerformance. The prepayment rates on non-prime securities we own (which are predominately backed by Alt-A loans) were also modestly faster than the industry average, also reflecting the concentration of our securities in older vintages. Given the more stringent underwriting guidelines in the current environment, we expect prepayment rates on Alt-A loans to remain at low levels.

34	THE REDWOOD REVIEW 1ST QUARTER 2010

RESIDENTIAL REAL ESTATE SECURITIES

Prepayments (continued)

▶
Industry-wide, prime prepayment speeds have been strongly correlated with loan age as more seasoned loans (which generally have more equity) are prepaying in the mid-to-high teens compared to the low-teens for more recent vintages.

▶
Prepayment speeds on many of the securities we own have generally been ahead of our expectations from the time of acquisition. To the extent that prepayment rates remain above our expectations, all else being equal, the yields on our securities will increase as we will realize our unamortized discount sooner.

Quarterly Update

▶
Interest income generated by residential securities we own was $27 million in the first quarter of 2010, an annualized yield of 16% on the amortized cost of these securities. The increase in yield from the prior quarter reflects the expectation of higher interest rates on floating rate securities, consistent with many market forecasts for future benchmark LIBOR rates. Note that this expectation also informed our decision to hedge our floating rate long-term debt in the first quarter.

▶
At March 31, 2010, the fair value of residential securities we own totaled $830 million, consisting of $372 million in prime senior securities, $368 million in non-prime senior securities, $67 million in re-REMIC securities, and $23 million in subordinate securities. Each of these is further discussed below.

▶
The securities we held at March 31, 2010, consisted of fixed-rate assets (38%), adjustable-rate assets that reset within the next year (43%), hybrid assets that reset between 12 and 36 months (6%), and hybrid assets that reset after 36 months (13%).

THE REDWOOD REVIEW 1ST QUARTER 2010	35

RESIDENTIAL REAL ESTATE SECURITIES

Residential Prime Senior Securities Portfolio

What is this?

Residential prime securities are mortgage-backed securities backed by prime residential mortgage loans. Senior securities are those interests in a securitization that have the first right to cash flows and are last in line to absorb losses. Information on prime senior securities we own and underlying loan characteristics are set forth in Tables 6 through 9A in the Financial Tables in this Review.

Quarterly Update

▶	The following table presents information on residential prime senior securities at Redwood at March 31, 2010.

Credit Support Analysis - Prime Senior Securities at Redwood
By Vintage
March 31, 2010
($ in millions)

	<=2004	2005	2006	2007	Total

Current face	$17	$340	$16	$78	$451
Net unamortized discount	(4)	(89)	(5)	(16)	(114)
Credit reserve	-	(9)	-	(6)	(15)
Unrealized gains (losses)	1	43	(1)	7	50

Fair value of AFS Prime Senior Securities	$14	$285	$10	$63	$372

Overall credit support to Prime Senior Securities (1)	11.00%	7.33%	6.28%	7.03%	7.31%
Serious delinquencies as a % of collateral balance (1)	7.87%	7.41%	8.59%	7.44%	7.48%

(1) Overall credit support and serious delinquency rates are weighted by securitization balances. Credit support and delinquencies may vary significantly by securitization. Serious delinquencies include loans over 90-days past due, in foreclosure, and REO.

▶
The overall credit support data presented in the table above represents the level of support for prime securities owned by Redwood. At March 31, 2010, the overall level of credit support was 7.31%, which means that losses in the aggregate would have to exceed this amount of the current face amount of the securities before Redwood would suffer losses. However, some securities have either more or less credit support than others, so it is possible for some securities to incur losses without aggregate losses exceeding the overall credit support. For example, in the first quarter of 2010, we incurred credit losses of $2 million for GAAP purposes on senior securities, even though aggregate losses did not exceed our overall credit support. Over time, the performance of these securities may require a change in the amount of credit reserves we designate. We acquire securities assuming a range of outcomes and believe our returns can still be attractive even if losses increase above our current estimates.

▶
Comparing the level of credit support available to seriously delinquent loans provides a measure of the level of credit sensitivity that exists within our senior securities portfolio. For example, the senior securities have 7.31% of credit support with serious delinquencies currently at 7.48%. Assuming a historically high 50% loss severity on these loans would produce losses of 3.74%, leaving enough credit support for an additional 3.57% of losses before the senior securities would start to absorb credit losses.

36	THE REDWOOD REVIEW 1ST QUARTER 2010

RESIDENTIAL REAL ESTATE SECURITIES

Residential Non-Prime Senior Securities Portfolio

What is this?

Residential non-prime securities are mortgage-backed securities backed by non-prime residential mortgage loans. Non-prime residential loans include Alt-A and Option ARM mortgage loans. Senior securities are those interests in a securitization that have the first right to cash flows and are last in line to absorb losses. Information on non-prime senior securities we own and underlying loan characteristics are set forth in Tables 6 through 9B in the Financial Tables in this Review.

Quarterly Update

▶	The following table presents information on residential non-prime senior securities at Redwood at March 31, 2010.

Credit Support Analysis - Non-Prime Senior Securities at Redwood
By Vintage
March 31, 2010
($ in millions)

	<=2004	2005	2006	2007	Total

Current face	$142	$302	$26	$2	$472
Net unamortized discount	(39)	(86)	(8)	-	(133)
Credit reserve	-	(10)	(3)	-	(13)
Unrealized gains (losses)	14	20	2	-	36

Fair value of Non-Prime Senior Securities (AFS)	$117	$226	$17	$2	$362

Overall credit support to Non-Prime Senior Securities (1)	15.73%	16.39%	27.54%	4.22%	16.68%
Serious delinquencies as a % of collateral balance (1)	11.02%	13.96%	22.46%	7.15%	13.78%

Fair value of Non-Prime Senior Securities (trading)	$-	$6	$-	$-	$6

Total fair value of Non-Prime Senior Securities	$117	$232	$17	$2	$368

(1) Overall credit support and serious delinquency rates are weighted by securitization balances. Credit support and delinquencies may vary significantly by securitization. Serious delinquencies include loans over 90-days past due, in foreclosure, and REO.

▶
Serious delinquencies in our non-prime senior portfolio are significantly higher than in our prime senior portfolio. However, the levels of credit and structural support are also significantly higher and, as a result, our non-prime senior portfolio is better able to withstand the higher levels of credit losses we expect to incur on these pools.

THE REDWOOD REVIEW 1ST QUARTER 2010	37

RESIDENTIAL REAL ESTATE SECURITIES

Residential Non-Senior Securities Portfolio

What is this?

Non-senior securities include subordinate and re-REMIC securities. We combine them in this section as together they currently represent a small portion of our investments. Subordinate securities are those interests in a securitization that have the last right to cash flows and are first in line to absorb losses and are backed by prime and non-prime residential loans. A re-REMIC is a re-securitization of asset-backed securities where the re-REMIC, the cash flows from, and any credit losses absorbed by, the underlying asset-backed securities are allocated among the securities issued in the re-securitization transaction in a variety of ways. Information on our non-senior securities is set forth in Tables 6 through 9B in the Financial Tables in this Review.

Quarterly Update

▶	The following table presents information on residential non-senior securities at Redwood at March 31, 2010.

Residential Non-Senior Securities at Redwood
March 31, 2010
($ in millions)

	Subordinate	re-REMIC	Total

Available for sale (AFS)
Current face	$383	$148	$531
Credit reserve	(312)	(43)	(355)
Net unamortized discount	(26)	(69)	(95)
Amortized cost	45	36	81

Unrealized gains	2	31	33
Unrealized losses	(24)	-	(24)

Fair value of AFS non-senior securities	$23	$67	$90

▶
Credit losses totaled $45 million in our residential subordinate portfolio in the first quarter, a significant reduction from $98 million of losses in the fourth quarter of 2009. We expect future losses will extinguish the majority of these securities as reflected by the $312 million of credit reserves we have provided for the $383 million face value of those securities. Until the losses occur, we will continue to earn interest on the face value of those securities.

▶	There were no credit losses in our re-REMIC portfolio in the first quarter. We do anticipate losses and have set aside $43 million of the $148 million in face value as credit reserves.

▶
Our existing portfolio of re-REMIC securities consist of prime residential senior securities that have recently been pooled and re-securitized to create a two-tranche structure and we own the support (or junior) security within that structure.

▶	In the first quarter, we sold certain re-REMIC securities as part of our continuing process of managing our risk and return profiles. These sales resulted in substantial realized gains.

38	THE REDWOOD REVIEW 1ST QUARTER 2010

COMMERCIAL REAL ESTATE SECURITIES

Summary

Redwood invests in commercial real estate loans and securities. Our existing commercial investments at Redwood are predominately subordinate securities. We currently expect to invest in newly originated commercial loans in the near future if we identify attractive investment opportunities. This discussion is exclusive of commercial securities and loans owned by Acacia entities.

Market Conditions

▶
Property level fundamentals continue to deteriorate. As a result, the universe of commercial real estate loans in bankruptcy, foreclosure, REO, being modified or extended, or in default continues to rise (as illustrated in the chart below). The volume of securitized commercial loans that are in special servicing continues to grow and currently stands at $76 billion, or 9.55% of all securitized commercial loans according to Realpoint, LLC.

Cumulative Distress Volume
($ in billions)

▶
Other signs of the distress in the commercial mortgage and property markets include the trends in delinquencies and vacancies. For $1.3 trillion of commercial and multifamily loans on bank balance sheets, the FDIC reports the 90+ days delinquent and non-accrual rate rose to 3.9% in the fourth quarter of 2009, up from 1.6% from a year ago, and are likely to continue to rise at a brisk pace. For the $797 billion CMBS market, data supplied by Realpoint, LLC, shows delinquencies rose to 6.4% at March 31, 2010, up from 1.7% a year ago. The national vacancy rate for shopping centers (10.8%), is at the highest level since 1991, the vacancy rates for malls (8.9%) is at its highest level since being tracked, while the vacancy rate for office properties (17.2%) is at the highest level since 2004. The apartment sector may be showing signs of stabilizing as multifamily vacancy held flat at 8.0% compared to the prior quarter.

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COMMERCIAL REAL ESTATE SECURITIES

Market Conditions (continued)

▶
Sales and financing activity remain at historic lows, though it is worth noting that sales volumes in recent quarters are trending upwards, as illustrated in the chart below. Commercial mortgage originations increased in the fourth quarter, but remain at a low level in absolute terms. Commercial loan originations were 12% higher than the same period last year.

Commercial/Multifamily Property Sales
($ in billions)

▶
In spite of the negative trends in the commercial market, we have seen that debt availability has improved noticeably for higher quality assets. With life insurers, banks, and conduit lenders eager to finance stabilized properties in strong markets, lending spreads for these types of properties have compressed significantly.

40	THE REDWOOD REVIEW 1ST QUARTER 2010

COMMERCIAL REAL ESTATE SECURITIES

Market Conditions (continued)

▶
In the near future, the demand for commercial real estate financing is expected to greatly exceed the anticipated capacity, which we believe may result in a long-term, sustainable opportunity to deploy capital at attractive rates of return. Some in the industry estimate $30 billion of public and private capital is available to support the debt financing market. However, this is only a fraction of the estimated $300 billion needed to refinance commercial loans in just in the next year. In fact, loan maturities in 2011, 2012, and 2013 feature the largest volume of maturing loans in history, totaling over $900 billion. As the graph below illustrates, elevated levels of debt maturities are expected to continue for several years.

Total Cumulative Secured and Unsecured Debt
Commercial Mortgage Maturities
(in billions)

Quarterly Update

▶	Our portfolio of commercial securities (acquired prior to 2008) generated $1 million of cash flow during the first quarter, the same as in the prior quarter.

▶	Realized credit losses in the first quarter of 2010 on our commercial subordinate securities were $7 million and were charged against our designated credit reserve.

▶
At March 31, 2010, our investments in commercial securities consisted of predominantly 2004 and 2005 vintage subordinate securities with a fair market value of $9 million. These securities have a face value of $152 million and credit reserves of $139 million.

THE REDWOOD REVIEW 1ST QUARTER 2010	41

INVESTMENTS IN SECURITIZATION ENTITIES

Summary

What is this?

We sponsor Sequoia and Acacia securitization entities that acquire mortgage loans and securities and create and issue ABS backed by these loans and securities. In April 2010, we sponsored our first Sequoia securitization since mid-2007 and we plan to sponsor additional Sequoia securitizations in the future.

Our investments in Sequoia entities include senior and subordinate securities issued by these entities as well as interest-only securities (IOs) issued by these entities. Our investments in Acacia entities include equity interests and other securities issued by these entities. We also receive asset management fees from Acacia entities.

Quarterly Update

▶
In the first quarter, we reported GAAP income of $2 million from the Sequoia and Acacia entities. This was a decrease from the $5 million reported in the fourth quarter due to higher net negative market valuation adjustments on the Acacia assets and liabilities.

▶
Cash generated by our investments in Sequoia and Acacia entities totaled $8 million in the first quarter of 2010 compared to $10 million in the fourth quarter of 2009. The majority ($7 million) of this first quarter cash flow was generated from Sequoia IOs we own which were primarily issued in 2005 and earlier.

▶
Our investments in consolidated securitization entities do not appear on our balance sheet as assets; rather, they are reflected as the difference between the consolidated assets of Sequoia and Acacia entities ($4.1 billion at March 31, 2010) and the consolidated Sequoia and Acacia ABS issued to third parties ($4.0 billion at March 31, 2010). The assets and liabilities of consolidated Sequoia entities are carried on our balance sheet at their amortized cost and the assets and liabilities of consolidated Acacia entities are carried on our balance sheet at their fair market values. At March 31, 2010, the GAAP book value of our investments in Sequoia and Acacia entities was $78 million, or 8% of our reported book value.

▶
The reported book value of our investments in Sequoia and Acacia entities differs from the $48 million estimated fair value of our investments in these securitization entities, which consists of $38 million of IOs issued by Sequoia entities, $10 million of senior and subordinate securities issued by Sequoia entities, and a minimal amount representing the estimated fair value of expected future management fees from Acacia discounted at 45%.

▶
The consolidation of the assets and liabilities of securitization entities may lead to potentially volatile quarterly reported earnings for a variety of reasons including the amortization of premium on the loans and liabilities of Sequoia entities, changes in credit loss provisions for loans held by Sequoia entities, fair value adjustments for the assets and liabilities of the Acacia entities, and deconsolidation events.

42	THE REDWOOD REVIEW 1ST QUARTER 2010

INVESTMENTS IN SECURITIZATION ENTITIES

Quarterly Update (continued)

▶
Our Sequoia IOs earn the “spread” between the coupon rate on the $2.3 billion notional amount of underlying adjustable-rate mortgage (ARM) loans and the cost of funds (indexed to one-month LIBOR) on the ABS issued within each respective securitization entity. Since these IOs do not receive any principal cash flows, the longer they receive this interest rate spread, the higher the return. Thus, slower rates of principal repayments (i.e., the longer the underlying loans are outstanding) increase cash flows and returns on these IOs. In March 2010, these loans had a weighted average coupon of 1.92%. As we have seen for the past several quarters (and expect to continue to experience as long as short-term rates remain low), prepayment speeds on the underlying loans remain low, and averaged less than 8% CPR in the first quarter.

▶
For the 48 prime jumbo residential mortgage securitizations totaling $35 billion issued by our Sequoia securitization entities (including five securitizations for which a subsidiary of Redwood was the depositor but which were not issued under the Sequoia program shelf registration statement), cumulative losses total 0.28% of the original face amount of the securities through March 2010.

▶
To date, credit losses have not yet been incurred on any of the senior securities issued by Sequoia entities in these securitizations, although a few of these senior securities may incur losses in the future, depending on the magnitude and timing of additional credit losses incurred by the underlying loans.

▶
The information provided in the preceding two paragraphs references all Sequoia securitizations, regardless of whether we are currently consolidating the assets and liabilities for the specific Sequoia securitization entity. Thus, delinquency information presented herein will differ from information provided regarding Sequoia entities only included in our consolidated balance sheet as of March 31, 2010.

▶
In April 2010, we completed a $238 million prime jumbo residential mortgage securitization through our Sequoia program. In this securitization 95% of the senior securities were purchased by third parties, while Redwood retained all of the subordinated securities (representing 6.5% of the securitization), 5% of the senior securities, and the IO securities. We anticipate consolidating this entity for financial reporting purposes, pending our final interpretation of applicable GAAP pertaining to the transfer of financial assets and consolidation of variable interest entities. Additional information regarding this securitization is provided in the New Securitization Initiative module.

THE REDWOOD REVIEW 1ST QUARTER 2010	43

44

ACCOUNTING DISCUSSION

Mark-to-Market Valuation Process

▶
Market values reflect an “exit price,” or the amount we believe we would realize if we sold an asset or would pay if we repurchased a liability in an orderly transaction, even though we generally have no intention — nor would we be required — to sell assets or repurchase liabilities. Establishing market values is inherently subjective and requires us to make a number of assumptions, including the future of interest rates, prepayment rates, discount rates, credit loss rates, and the timing of credit losses. The assumptions we apply are specific to each asset or liability.

▶
Although we rely on our internal calculations to compute the fair value of our securities, we request and consider indications of value (marks) from third-party dealers to assist us in our mark-to-market valuation process. For March 31, 2010, we received dealer marks on 81% of our assets and 92% of our liabilities. In the aggregate, our internal valuations of the securities on which we received dealer marks were 4% lower (i.e., more conservative) than the dealer marks and our internal valuations of our ABS issued on which we received dealer marks were 9% higher (i.e., more conservative) than the dealer marks.

Determining Other-Than-Temporary Impairments

▶
As discussed in our second quarter 2009 Redwood Review, on April 1, 2009, we were required to adopt a new accounting principle affecting the determination of other-than-temporary impairment (OTTI) and its recognition through the income statement and balance sheet. The revised multi-step process is presented below. Upon adoption, we made a one-time retained earnings reclassification of $60 million of prior impairments. As a result of this reclassification, our book value did not change. As this impairment is recovered over time, rather than flow through earnings (where the impairment was originally reported), it will instead be credited to equity. The net impact is that our cumulative reported earnings will now be $60 million less than they would have been prior to adopting this required accounting principle.

46	THE REDWOOD REVIEW 1ST QUARTER 2010

GLOSSARY

ACACIA

Acacia is the brand name for the collateralized debt obligation (CDO) securitizations Redwood sponsored.

ADJUSTABLE-RATE MORTGAGES (ARMs)

Adjustable-rate mortgages are loans that have coupons that adjust at least once per year. We make a distinction between ARMs (loans with a rate adjustment at least annually) and hybrids (loans that have a fixed-rate period of 2-to-10 years and then become adjustable-rate).

AGENCY

Agency refers to government-sponsored enterprises (GSEs), including Federal National Mortgage Association (Fannie Mae), Federal Home Loan Mortgage Corporation (Freddie Mac), and Government National Mortgage Association (Ginnie Mae).

ALT-A SECURITIES and ALT-A LOANS

Alt-A securities are residential mortgage-backed securities backed by loans that have higher credit quality than subprime and lower credit quality than prime. Alt-A originally represented loans with alternative documentation, but the definition has shifted over time to include loans with additional risk characteristics and a higher percentage of investor loans. In an Alt-A loan, the borrower’s income may not be verified, and in some cases, may not be disclosed on the loan application. Alt-A loans may also have expanded criteria that allow for higher debt-to-income ratios with higher accompanying loan-to-value ratios than would otherwise be permissible for prime loans.

AMORTIZED COST

Amortized cost is the initial acquisition cost of an available-for-sale (AFS) security, minus principal repayments or principal reductions through credit losses, plus or minus premium or discount amortization. At the point in time an AFS security is deemed other-than-temporarily impaired, the amortized cost is adjusted (by changing the amount of unamortized premium or discount) by the amount of other-than-temporary impairment taken through the income statement.

ASSET-BACKED SECURITIES (ABS)

Asset-backed securities (ABS) are securities backed by financial assets that generate cash flows. Each ABS issued from a securitization entity has a unique priority with respect to receiving principal and interest cash flows and absorbing any credit losses from the assets owned by the entity.

AVAILABLE-FOR-SALE (AFS)

An accounting method for debt and equity securities in which the securities are reported at their fair value on the balance sheet. Positive changes in the fair value are accounted for as increases to stockholders’ equity and do not flow through the income statement. Negative changes in fair value may be recognized through the income statement or balance sheet, as further detailed in the Accounting Discussion module.

BOOK VALUE (GAAP)

Book value is the value of our common equity in accordance with GAAP.

THE REDWOOD REVIEW 1ST QUARTER 2010	47

GLOSSARY

COLLATERALIZED DEBT OBLIGATION (CDO) SECURITIZATIONS

The securitization of a diverse pool of assets.

COMMERCIAL MORTGAGE-BACKED SECURITIES (CMBS)

A type of mortgage-backed security that is secured by one or more loans on commercial properties.

CONSTANT (or CONDITIONAL) PREPAYMENT RATE (CPR)

Constant (or conditional) prepayment rate (CPR) is an industry-standard measure of the speed at which mortgage loans prepay. It approximates the annual percentage rate at which a pool of loans is paying down due to unscheduled principal prepayments.

CORE EQUITY

Core equity is not a measure calculated in accordance with GAAP. GAAP equity includes mark-to-market adjustments for some of our assets and interest rate agreements in “accumulated other comprehensive income (loss).” Core equity excludes accumulated other comprehensive income (loss). Core equity in some ways approximates what our equity value would be if we used historical amortized cost accounting exclusively. A reconciliation of core equity to GAAP appears in the Table 4 in the Financial Tables in this Review.

CREDIT SUPPORT

Credit support is the face amount of securities subordinate (or junior) to the applicable security that protects the security from credit losses and is generally expressed as a percentage of the securitization’s underlying pool balance.

DEBT

Debt is an obligation of Redwood. See Long-term debt and Short-term debt.

ECONOMIC VALUE (MANAGEMENT’S ESTIMATE OF ECONOMIC VALUE)

Economic value closely relates to liquidation value and is calculated using the bid-side marks (or estimated bid-side values) for all of our financial assets, and offered-side marks (or estimated offered-side values) for all of our financial liabilities. We calculate management’s estimate of economic value as a supplemental measure to book value calculated under GAAP. Our economic value estimates on a per-share basis are reconciled to GAAP book values per share in Table 4 in the Financial Tables of this Review.

FASB

Financial Accounting Standards Board.

THE FUND

The Fund refers to the Redwood Opportunity Fund, L.P., which is managed by Redwood Asset Management, Inc., a wholly-owned subsidiary of Redwood.

GAAP

Generally Accepted Accounting Principles in the United States.

48	THE REDWOOD REVIEW 1ST QUARTER 2010

GLOSSARY

INTEREST-ONLY SECURITIES (IOs)

Interest-only securities (IOs) are specialized securities created by securitization entities where the projected cash flows generated by the underlying assets exceed the cash flows projected to be paid to the ABS issued that have principal balances. Typically, IOs do not have a principal balance and they will not receive principal payments. Interest payments to IOs usually equal an interest rate formula multiplied by a “notional” principal balance. The notional principal balances for IOs are typically reduced over time as the actual principal balances of the underlying pools of assets pay down, thus reducing the cash flows to the IOs over time. Cash flows on IOs are typically reduced more quickly when asset prepayments accelerate.

LEVERAGE RATIOS

When determining Redwood’s financial leverage, traditional leverage ratios may be misleading in some respects if consolidated ABS issued from securitization entities are included as part of Redwood’s obligations when calculating this or similar ratios. Because of the requirement to consolidate the independent securitization entities for GAAP accounting purposes, it appears that Redwood is highly leveraged, with total consolidated liabilities significantly greater than equity. The obligations of these securitization entities are not obligations of Redwood.

LONG-TERM DEBT

Long-term debt is debt that is an obligation of Redwood that is not payable within a year and includes junior subordinated notes and trust preferred securities. We generally treat long-term debt as part of our capital base when it is not payable in the near future.

MARK-TO-MARKET (MTM) ACCOUNTING

Mark-to-market accounting uses estimated fair values of assets, liabilities, and hedges. Many of our assets are carried on our balance sheet at their fair value rather than amortized cost. Taxable income is generally not affected by market valuation adjustments.

MARKET VALUATION ADJUSTMENTS (MVA)

Market valuation adjustments (MVA) are changes in market values for certain assets and liabilities that are reported through our GAAP income statement. They include all changes in market values for assets and liabilities accounted for at fair value, such as trading securities and derivatives. They also include the credit portion of other-than-temporary impairments on securities available-for-sale, as well as impairments of loans held-for-sale and REO properties.

NON-GAAP METRICS

Not all companies and analysts calculate non-GAAP metrics in the same manner. As a result, certain metrics as calculated by Redwood may not be comparable to similarly titled metrics reported by other companies. Redwood uses non-GAAP metrics such as management’s estimate of economic value and core equity to provide greater transparency for investors. Our non-GAAP metrics are reconciled to GAAP in the Financial Tables in this Review.

NON-PRIME SECURITIES

Non-prime securities are Alt-A, option ARM, and subprime securities. See definitions of Alt-A, option ARM, and subprime securities.

THE REDWOOD REVIEW 1ST QUARTER 2010	49

GLOSSARY

OPTION ARM LOAN

An option ARM loan is a residential mortgage loan that generally offers a borrower monthly payment options such as: 1) a minimum payment that results in negative amortization; 2) an interest-only payment; 3) a payment that would fully amortize the loan over an original 30-year amortization schedule; and, 4) a payment that would fully amortize the loan over a 15-year year amortization schedule. To the extent the borrower has chosen an option that is not fully amortizing the loan (or negatively amortizing the loan), after a period — usually five years or once the negatively amortized loan balance reaches a certain level (generally 15% to 25% higher than the original balance) — the loan payments are recast. This recast provision resets the payment at a level that fully amortizes the loan over its remaining life and the new payment may be materially different than under the borrowers’ previous option.

PRIME RESIDENTIAL REAL ESTATE LOANS

Prime loans are residential loans with higher quality credit characteristics, such as borrowers with higher FICO credit scores, lower loan-to-value ratios, lower debt-to-income ratios, greater levels of other assets, and more documentation.

PRIME SECURITIES

Prime securities are residential mortgage-backed securities backed by prime loans, generally with balances greater than conforming loan limits. Prime securities are typically backed by loans that have relatively high weighted average FICO scores (700 or higher), low weighted average LTVs (75% or less), limited concentrations of investor properties, and a low percentages of loans with low FICO scores or high loan-to-value ratios.

PROFITABILITY RATIOS

Many financial institution analysts use asset-based profitability ratios such as interest rate spread and interest rate margin when analyzing financial institutions. These are asset-based measures. Since we consolidate the assets and liabilities of securitization entities for GAAP purposes, our total GAAP assets and liabilities may vary over time, and may not be comparable to assets typically used in profitability calculations for other financial institutions. As a result, we believe equity-based profitability ratios may be more appropriate than asset-based measures for analyzing Redwood’s operations and results. We believe, for example, that net interest income as a percentage of equity is a useful measure of profitability. For operating expenses, we believe useful measures are operating efficiency ratio (operating expenses as a percentage of net interest income) and operating expenses as a percentage of equity. We provide various profitability ratios in Table 5 in the Financial Tables in this Review.

REAL ESTATE INVESTMENT TRUST (REIT)

A real estate investment trust (REIT) is an entity that makes a tax election to be taxed as a REIT, invests in real estate assets, and meets other REIT qualifications, including the distribution as dividends of at least 90% of REIT taxable income. A REIT’s profits are not taxed at the corporate level to the extent that these profits are distributed as dividends to stockholders, providing an operating cost savings. On the other hand, the requirement to pay out as dividends most of the REIT’s profits means it can be harder for a REIT to grow using only internally-generated funds (as opposed to raising new capital).

50	THE REDWOOD REVIEW 1ST QUARTER 2010

GLOSSARY

REAL ESTATE OWNED (REO)

Real estate owned (REO) refers to real property owned by the lender or loan owner that has been acquired through foreclosure.

REIT SUBSIDIARY

A REIT subsidiary is a subsidiary of a REIT that is taxed as a REIT.

REIT TAXABLE INCOME

REIT taxable income is not a measure calculated in accordance with GAAP. REIT taxable income is pre-tax income calculated for tax purposes at Redwood including only its qualifying REIT subsidiaries (i.e., excluding its taxable subsidiaries). REIT taxable income is an important measure as it is the basis of our dividend distribution requirements. We must distribute at least 90% of REIT taxable income as dividends to shareholders over time. As a REIT, we are not subject to corporate income taxes on the REIT taxable income we distribute. We pay income tax on the REIT taxable income we retain (and we are permitted to retain up to 10% of total REIT taxable income). A reconciliation of REIT taxable income to GAAP income appears in Table 2 in the Financial Tables in this Review.

REMIC

A real estate mortgage investment conduit (REMIC) is a special purpose vehicle used to pool real estate mortgages and issue mortgage-backed securities. REMICs are typically exempt from tax at the entity level. REMICs may invest only in qualified mortgages and permitted investments, including single family or multifamily mortgages, commercial mortgages, second mortgages, mortgage participations, and federal agency pass-through securities.

RE-REMIC SECURITY

A re-REMIC is a resecuritization of asset-backed securities. The cash flows from and any credit losses absorbed by the underlying assets can be redirected to the resulting re-REMIC securities in a variety of ways.

RESIDENTIAL MORTGAGE-BACKED SECURITIES (RMBS)

A type of mortgage-backed security that is backed by a pool of mortgages on residential properties.

RETURN ON EQUITY (ROE) and ADJUSTED RETURN ON EQUITY

ROE is the amount of profit we generate each year per dollar of equity capital and equals GAAP income divided by GAAP equity. Adjusted ROE is not a measure calculated in accordance with GAAP — it is GAAP income divided by core equity.

SENIOR SECURITIES

Senior securities have the least credit risk in a securitization transaction because they are generally the last securities to absorb credit losses. In addition, the senior securities have the highest claim on the principal and interest payments (after the fees to servicers and trustees are paid.) To further reduce credit risk, most if not all, principal collected from the underlying asset pool is used to paydown the senior securities until certain performance tests are satisfied. If certain performance tests are satisfied, principal payments are shared between the senior securities and the subordinate securities, generally on a pro rata basis. At issuance, senior securities are generally AAA-rated.

THE REDWOOD REVIEW 1ST QUARTER 2010	51

GLOSSARY

SEQUOIA

Sequoia is the brand name for securitizations of residential real estate loans Redwood sponsors.

SHORT-TERM DEBT

Short-term debt is debt that is an obligation of Redwood and payable within a year. We may obtain this debt from a variety of Wall Street firms, banks, and other institutions. In the past, as another form of short-term debt, we have issued collateralized commercial paper. We may issue these or other forms of short-term debt in the future. We may use short-term debt to finance the accumulation of assets prior to sale to a securitization entity and to finance investments in high-quality loans and securities.

SUBORDINATE SECURITIES (JUNIOR SECURITIES)

Subordinate securities absorb the initial credit losses from a securitization structure, thus protecting the senior securities. Subordinate securities have a lower priority to receive principal and interest payments than the senior securities. Subordinate securities receive little, if any, principal payments until certain performance tests are satisfied. If certain performance tests are satisfied, principal payments are shared between the senior securities and the subordinate securities, generally on a pro rata basis. Subordinate securities generally receive interest payments even if they do not receive principal payments. At issuance, subordinate securities are generally rated AA or below.

SUBPRIME SECURITIES

Subprime securities are residential mortgage-backed securities backed by loans to borrowers who typically have lower credit scores and/or other credit deficiencies that prevent them from qualifying for prime or Alt-A mortgages and may have experienced credit problems in the past, such as late payments or bankruptcies. To compensate for the greater risks and higher costs to service the loans, subprime borrowers pay higher interest rates, points, and origination fees.

Typical characteristics of subprime loan pools include more than 60% of loans with FICO scores below 680, weighted average LTVs over 85%, more than 70% of loans with LTVs over 75%, and loans with LTVs over 80% with no mortgage insurance.

TAXABLE INCOME AND DIVIDENDS

Taxable income is not a measure calculated in accordance with GAAP. Taxable income is pre-tax income for Redwood and all its subsidiaries as calculated for tax purposes. Taxable income calculations differ significantly from GAAP income calculations. A reconciliation of taxable income to GAAP income appears in Table 2 in the Financial Tables in this Review.

TAXABLE SUBSIDIARY

A taxable subsidiary is a subsidiary of a REIT that is not taxed as a REIT and thus pays taxes on its income. A taxable subsidiary is not limited to investing in real estate and it can choose to retain all of its after-tax profits.

52	THE REDWOOD REVIEW 1ST QUARTER 2010

Financial Tables

1st Quarter 2010

Redwood Trust

53

Table 1: GAAP Earnings ($ in thousands, except per share data)	54

										Twelve	Twelve
	2010	2009	2009	2009	2009	2008	2008	2008	2008	Months	Months
	Q1	Q4	Q3	Q2	Q1	Q4	Q3	Q2	Q1	2009	2008

Interest income	$50,449	$57,717	$64,424	$74,332	$83,903	$124,452	$126,227	$140,444	$171,978	$280,376	$563,101
Discount amortization on securities, net	10,629	7,432	9,575	3,864	4,917	(1,189)	7,850	6,258	10,864	25,788	23,783
Other investment interest income	9	12	25	54	76	572	487	514	732	167	2,305
Premium amortization expense on loans	(2,371)	(3,365)	(3,642)	(3,988)	(7,459)	(548)	(3,372)	(10,215)	(7,509)	(18,454)	(21,644)
Total interest income	58,716	61,796	70,382	74,262	81,437	123,287	131,192	137,001	176,065	287,877	567,545

Interest expense on short-term debt	-	-	-	-	-	(2)	(65)	(68)	(183)	-	(318)

Interest expense on ABS	(16,145)	(17,930)	(22,071)	(36,066)	(44,517)	(94,431)	(88,294)	(93,993)	(123,431)	(120,584)	(400,149)
ABS issuance expense amortization	(634)	(575)	(570)	(586)	(553)	(1,470)	(930)	(1,921)	(2,093)	(2,284)	(6,414)
ABS interest rate agreement expense	(495)	(1,123)	(1,123)	(1,111)	(1,098)	(1,934)	(1,259)	(1,246)	(1,245)	(4,455)	(5,684)
ABS issuance premium amortization income	208	223	234	313	335	476	557	1,955	2,183	1,105	5,171
Total ABS expense consolidated from trusts	(17,066)	(19,405)	(23,530)	(37,450)	(45,833)	(97,359)	(89,926)	(95,205)	(124,586)	(126,218)	(407,076)

Interest expense on long-term debt	(1,116)	(1,167)	(1,307)	(1,502)	(1,809)	(2,345)	(2,164)	(2,233)	(2,533)	(5,785)	(9,275)

Net interest income	40,534	41,224	45,545	35,310	33,795	23,581	39,037	39,495	48,763	155,874	150,876
Provision for loan losses	(9,475)	(8,997)	(9,998)	(14,545)	(16,033)	(18,659)	(18,333)	(10,061)	(8,058)	(49,573)	(55,111)
Market valuation adjustments, net	(11,237)	(4,191)	(11,058)	(29,135)	(43,244)	(111,331)	(127,146)	(60,496)	(193,929)	(87,628)	(492,902)
Net interest income (loss) after provision and market valuation adjustments	19,822	28,036	24,489	(8,370)	(25,482)	(106,409)	(106,442)	(31,062)	(153,224)	18,673	(397,137)

Fixed compensation expense	(4,109)	(3,261)	(3,726)	(3,572)	(4,028)	(3,575)	(4,331)	(4,648)	(5,674)	(14,587)	(18,228)
Variable compensation expense	(1,880)	(566)	(5,216)	(1,132)	(556)	418	(616)	(330)	(1,857)	(7,470)	(2,385)
Equity compensation expense	(6,059)	(1,553)	(420)	(2,337)	(1,795)	(2,378)	(3,080)	(3,502)	(3,306)	(6,105)	(12,266)
Severance expense	(81)	-	(398)	-	(28)	(1,814)	-	-	-	(426)	(1,814)
Other operating expense	(5,177)	(5,453)	(5,046)	(3,778)	(4,130)	(6,104)	(8,824)	(5,775)	(5,510)	(18,407)	(26,213)
Total operating expenses	(17,306)	(10,833)	(14,806)	(10,819)	(10,537)	(13,453)	(16,851)	(14,255)	(16,347)	(46,995)	(60,906)

Realized gains (losses) on sales, net	44,338	19,618	17,561	25,525	462	5,823	(15)	2,757	(3)	63,166	8,562
Realized (losses) gains on calls, net	-	-	-	-	-	-	(50)	(43)	42	-	(51)
Realized gains (losses), net	44,338	19,618	17,561	25,525	462	5,823	(65)	2,714	39	63,166	8,511

Noncontrolling interest	15	(143)	(363)	(127)	716	2,366	2,194	(2,369)	(255)	83	1,936
(Provision) credit for income taxes	(26)	3,612	247	514	(105)	(3,913)	9,860	(937)	(1,800)	4,268	3,210
Net income (loss)	$46,843	$40,290	$27,128	$6,723	$(34,946)	$(115,586)	$(111,304)	$(45,909)	$(171,587)	$39,195	$(444,386)

Diluted average shares	78,542	78,101	78,223	66,446	53,632	33,366	33,334	32,871	32,511	68,856	33,023
Net income (loss) per share	$0.58	$0.51	$0.34	$0.10	$(0.65)	$(3.46)	$(3.34)	$(1.40)	$(5.28)	$0.55	$(13.46)

THE REDWOOD REVIEW 1ST QUARTER 2010	Table 1: GAAP Earnings

Table 2: Taxable Income (Loss) (1) and GAAP Income (Loss) Differences ($ in thousands, except per share data)

	Estimated 2010 Q1 (2)			Estimated Twelve Months 2009			Actual Twelve Months 2008
	Taxable	GAAP		Taxable	GAAP		Taxable	GAAP
	Income	Income	Differences	Loss	Income	Differences	Income	Loss	Differences

Interest income	$37,677	$58,716	$(21,039)	$193,106	$287,877	$(94,771)	$201,857	$567,545	$(365,688)
Interest expense	(1,075)	(18,182)	17,107	(5,009)	(132,003)	126,994	(7,784)	(416,669)	408,885
Net interest income	36,602	40,534	(3,932)	188,097	155,874	32,223	194,073	150,876	43,197
Provision for loan losses	-	(9,475)	9,475	-	(49,573)	49,573	-	(55,111)	55,111
Realized credit losses	(24,251)	-	(24,251)	(223,910)	-	(223,910)	(116,546)	-	(116,546)
Market valuation adjustments, net	-	(11,237)	11,237	-	(87,628)	87,628	-	(492,902)	492,902
Operating expenses	(11,203)	(17,306)	6,103	(54,237)	(46,995)	(7,242)	(58,335)	(60,906)	2,571
Realized gains on sales and calls, net	-	44,338	(44,338)	6,625	63,166	(56,541)	-	8,511	(8,511)
(Provision for) benefit from income taxes	-	(26)	26	(10)	4,268	(4,278)	(113)	3,210	(3,323)
Less: Net income attributable to noncontrolling interest	-	(15)	15	-	(83)	83	-	(1,936)	1,936

Taxable income (loss)	$1,148	$46,843	$(45,695)	$(83,435)	$39,195	$(122,630)	$19,079	$(444,386)	$463,465

REIT taxable income (loss)	$9,831			$(69,701)			$18,541
Taxable (loss) income in taxable subsidiaries	(8,683)			(13,734)			538
Taxable income (loss)	$1,148			$(83,435)			$19,079

Shares used for taxable EPS calculation	77,751			71,800			32,283
REIT taxable income (loss) per share (3)	$0.13			$(0.93)			$0.57
Taxable (loss) income in taxable subsidiaries per share	$(0.12)			$(0.19)			$0.01
Taxable income (loss) per share (3)	$0.01			$(1.12)			$0.58

(1) Taxable income for 2010 and 2009 are estimates until we file tax returns for that year.
(2) Reconciliation of GAAP income to taxable income for prior quarters is provided in the respective Redwood Reviews for those quarters.
(3) REIT taxable (loss) income per share and taxable (loss) income per share are based on the number of shares outstanding at the end of each quarter.  The annual REIT taxable income (loss) per share and taxable income (loss) per share are the sum of the four quarterly per share estimates.

THE REDWOOD REVIEW 1ST QUARTER 2010	Table 2:Taxable Income (Loss) and GAAP Income (Loss)Differences	55

Table 3: Retention and Distribution of Taxable Income ($ in thousands, except per share data)	56

	Estimated	Estimated				Actual				Estimated	Actual
										Twelve	Twelve
	2010	2009	2009	2009	2009	2008	2008	2008	2008	Months	Months
	Q1	Q4	Q3	Q2	Q1	Q4	Q3	Q2	Q1	2009	2008

Dividends declared	$19,438	$19,434	$19,417	$19,376	$15,057	$25,103	$24,928	$24,887	$24,532	$73,284	$99,450
Dividend deductions on stock issued
through direct stock purchase plan	37	6	2	2	30	45	165	288	192	40	690
Total dividend deductions	$19,475	$19,440	$19,419	$19,378	$15,087	$25,148	$25,093	$25,175	$24,724	$73,324	$100,140

Regular dividend per share	$0.25	$0.25	$0.25	$0.25	$0.25	$0.75	$0.75	$0.75	$0.75	$1.00	$3.00
Special dividend per share	-	-	-	-	-	-	-	-	-	-	-
Total dividends per share (1)	$0.25	$0.25	$0.25	$0.25	$0.25	$0.75	$0.75	$0.75	$0.75	$1.00	$3.00

Undistributed REIT taxable income at beginning of period (pre-tax)	$-	$-	$-	$-	$-	$21,128	$43,821	$64,582	$64,572	$-	$64,572
REIT taxable income (loss) (pre-tax)	9,831	(25,688)	(24,933)	(10,379)	(8,701)	(13,007)	2,400	4,414	24,734	(69,701)	18,541
Dividend of 2007 income	-	-	-	-	-	-	(14,673)	(25,175)	(24,724)	-	(64,572)
Dividend of 2008 income	-	-	-	-	-	(8,121)	(10,420)	-	-	-	(18,541)
Dividend of 2009 income	-	-	-	-	-	-	-	-	-	-	-
Dividend of 2010 income	-	-	-	-	-	-	-	-	-	-	-
Undistributed REIT taxable income (pre-tax) at period end	$-	$-	$-	$-	$-	$-	$21,128	$43,821	$64,582	$-	$-

Undistributed REIT taxable income (pre-tax) at period end
From 2007	$-	$-	$-	$-	$-	$-	$-	$14,673	$39,848	$-	$-
From 2008	-	-	-	-	-	-	20,872	29,148	24,734	-	-
From 2009	-	-	-	-	-	-	-	-	-	-	-
From 2010	-	-	-	-	-	-	-	-	-	-	-
Total	$-	$-	$-	$-	$-	$-	$20,872	$43,821	$64,582	$-	$-

Shares outstanding at period end	77,751	77,737	77,669	77,503	60,228	33,471	33,238	33,184	32,710	77,737	33,471
Undistributed REIT taxable income
(pre-tax) per share outstanding at period end	$-	$-	$-	$-	$-	$-	$0.63	$1.32	$1.97	$-	$-

(1)  Dividends in 2008 exceeded the year's taxable income plus undistributed income carried over from prior years.  Thus, the 2008 dividends included a $9.9 million return of capital. The 2009 dividends are characterized as a return of capital.  We currently expect the 2010 dividends to be characterized as a return of capital (which is why we show no distribution of first quarter 2010 income and no undistributed income in the table).  The portion of Redwood's dividends characterized as a return of capital is not taxable to a shareholder and reduces a shareholder's basis for shares held at each quarterly distribution date.

THE REDWOOD REVIEW 1ST QUARTER 2010	Table 3: Retention and Distribution of Taxable Income

Table 4 : Book Value and Other Ratios ($ in millions, except per share data)

	2010		2009		2009		2009		2009		2008		2008		2008		2008
	Q1		Q4		Q3		Q2		Q1		Q4		Q3		Q2		Q1
Short-term debt	$-		$-		$-		$-		$-		$-		$7		$9		$2
Long-term debt	140		140		140		150		150		150		150		150		150
Redwood debt (1)	$140		$140		$140		$150		$150		$150		$157		$159		$152

GAAP stockholders' equity	$998		$972		$907		$802		$506		$302		$412		$564		$585

Redwood debt to equity	0.1	x	0.1	x	0.2	x	0.2	x	0.3	x	0.5	x	0.4	x	0.3	x	0.3	x
Redwood debt to (equity + debt)	12%		13%		13%		16%		23%		33%		28%		22%		21%

Redwood debt	$140		$140		$140		$150		$150		$150		$157		$159		$152
ABS obligations of consolidated securitization entities	3,837		3,943		4,016		4,185		4,709		4,855		6,603		7,110		7,591
GAAP obligation	$3,977		$4,083		$4,156		$4,335		$4,859		$5,005		$6,760		$7,269		$7,743

GAAP obligation to equity	4.0	x	4.2	x	4.6	x	5.4	x	9.6	x	16.6	x	16.4	x	12.9	x	13.2	x
GAAP obligation to (equity + GAAP debt)	80%		81%		82%		84%		91%		94%		94%		93%		93%

GAAP stockholders' equity	$998		$972		$907		$802		$506		$302		$412		$564		$585
Balance sheet mark-to-market adjustments	57		58		21		(78)		(85)		(57)		(84)		(68)		(93)
Core equity (non-GAAP)	$941		$914		$886		$880		$591		$359		$496		$632		$678

Shares outstanding at period end	77,751		77,737		77,669		77,503		60,228		33,471		33,238		33,184		32,710

GAAP equity per share	$12.84		$12.50		$11.68		$10.35		$8.40		$9.02		$12.40		$17.00		$17.89
Adjustments: GAAP equity to economic value (2)
Investments in Sequoia	$(0.37)		$(0.37)		$(0.37)		$(0.35)		$(0.15)		$(0.95)		$(1.65)		$(1.96)		$(1.65)
Investments in Acacia	-		-		-		0.01		(0.03)		(0.21)		(0.18)		(0.66)		(0.58)
Long-term debt	0.85		0.90		0.97		1.29		1.79		3.24		2.61		2.34		2.38
Estimate of economic value per share (non-GAAP)	$13.32		$13.03		$12.28		$11.30		$10.01		$11.10		$13.18		$16.72		$18.04

(1) Excludes obligations of consolidated securitization entities.
(2) Differences between GAAP and econcomic value per share reflect our estimate of the economic value of investments in Sequoia and Acacia and our long-term debt.

THE REDWOOD REVIEW 1ST QUARTER 2010	Table 4: Book Value and Other Ratios	57

Table 5 : Profitability Ratios (1) ($ in thousands)	58

										Twelve	Twelve
	2010	2009	2009	2009	2009	2008	2008	2008	2008	Months	Months
	Q1	Q4	Q3	Q2	Q1	Q4	Q3	Q2	Q1	2009	2008

Interest income	$58,716	$61,796	$70,382	$74,262	$81,437	$123,287	$131,192	$137,001	$176,065	$287,877	$567,545
Average consolidated earning assets	$5,122,627	$5,175,337	$5,128,893	$5,325,322	$5,553,470	$7,006,592	$7,594,682	$8,137,261	$9,090,678	$5,294,037	$7,962,454
Asset yield	4.58%	4.78%	5.49%	5.58%	5.87%	7.04%	6.91%	6.73%	7.75%	5.44%	7.13%

Interest expense	$(18,182)	$(20,572)	$(24,837)	$(38,952)	$(47,642)	$(99,706)	$(92,155)	$(97,506)	$(127,302)	$(132,003)	$(416,669)
Average consolidated interest-bearing liabilities	$4,020,059	$4,096,928	$4,193,650	$4,651,125	$4,940,304	$6,613,677	$7,106,052	$7,499,474	$8,383,296	$4,468,725	$7,397,670
Cost of funds	1.81%	2.01%	2.37%	3.35%	3.86%	6.03%	5.19%	5.20%	6.07%	2.95%	5.63%

Asset yield	4.58%	4.78%	5.49%	5.58%	5.87%	7.04%	6.91%	6.73%	7.75%	5.44%	7.13%
Cost of funds	(1.81%)	(2.01%)	(2.37%)	(3.35%)	(3.86%)	(6.03%)	(5.19%)	(5.20%)	(6.07%)	(2.95%)	(5.63%)
Interest rate spread	2.78%	2.77%	3.12%	2.23%	2.01%	1.01%	1.72%	1.53%	1.67%	2.48%	1.50%

Net interest income	$40,534	$41,224	$45,545	$35,310	$33,795	$23,581	$39,037	$39,495	$48,763	$155,874	$150,876
Average consolidated earning assets	$5,122,627	$5,175,337	$5,128,893	$5,325,322	$5,553,470	$7,006,592	$7,594,682	$8,137,261	$9,090,678	$5,294,037	$7,962,454
Net interest margin	3.17%	3.19%	3.55%	2.65%	2.43%	1.35%	2.06%	1.94%	2.15%	2.94%	1.89%

Operating expenses	$(17,306)	$(10,833)	$(14,806)	$(10,819)	$(10,537)	$(13,453)	$(16,851)	$(14,255)	$(16,347)	$(46,995)	$(60,906)

Average total assets	$5,271,277	$5,293,887	$5,138,793	$5,315,643	$5,575,619	$7,040,306	$7,648,102	$8,203,461	$9,223,464	$5,310,825	$8,026,050
Average total equity	$985,350	$945,862	$833,227	$575,661	$556,861	$371,503	$533,755	$602,402	$720,035	$729,032	$556,354

Operating expenses / net interest income	42.70%	26.28%	32.51%	30.64%	31.18%	57.05%	43.17%	36.09%	33.52%	30.15%	40.37%
Operating expenses / average total assets	1.31%	0.82%	1.15%	0.81%	0.76%	0.76%	0.88%	0.70%	0.71%	0.88%	0.76%
Operating expenses / average total equity	7.03%	4.58%	7.11%	7.52%	7.57%	14.49%	12.63%	9.47%	9.08%	6.45%	10.95%

GAAP net income (loss)	$46,843	$40,290	$27,128	$6,723	$(34,946)	$(115,586)	$(111,304)	$(45,909)	$(171,587)	$39,195	$(444,386)
GAAP net income (loss) / average total assets	3.55%	3.04%	2.11%	0.51%	(2.51%)	(6.57%)	(5.82%)	(2.24%)	(7.44%)	0.74%	(5.54%)
GAAP net income (loss) / average equity (GAAP ROE)	19.02%	17.04%	13.02%	4.67%	(25.10%)	(124.45%)	(83.41%)	(30.48%)	(95.32%)	5.38%	(79.87%)
GAAP net income (loss) / average core equity (adjusted ROE) (2)	20.09%	17.99%	12.22%	4.10%	(22.64%)	(103.09%)	(79.62%)	(28.42%)	(83.31%)	5.12%	(69.53%)

Average core equity (2)	$932,721	$896,034	$888,107	$655,695	$617,325	$448,484	$559,150	$646,211	$823,843	$765,393	$639,123

(1) All percentages in this table are shown on an annualized basis.
(2) Non-GAAP metric.  Core equity excludes accumulated other comprehensive income (loss) and is reconciled to GAAP equity in Tables 4 and 6.

THE REDWOOD REVIEW 1ST QUARTER 2010	Table 5: Profitability Ratios

Table 6: Average Balance Sheet ($ in thousands)
										Twelve	Twelve
	2010	2009	2009	2009	2009	2008	2008	2008	2008	Months	Months
	Q1	Q4	Q3	Q2	Q1	Q4	Q3	Q2	Q1	2009	2008

Real estate assets at Redwood

Senior Residential Securities
Prime	$283,477	$280,101	$264,773	$164,386	$77,651	$37,746	$27,880	$15,040	$663	$197,469	$14,528
Non-prime	310,948	263,022	270,353	168,383	87,464	63,050	63,818	50,056	7,061	197,987	40,312
Total Senior Residential Securities	594,426	543,124	535,126	332,769	165,114	100,796	91,698	65,096	7,724	395,456	54,839

Residential Re-REMIC Securities	45,852	73,938	69,980	26,419	-	-	-	-	-	42,862	-

Subordinate Residential Securities
Prime	41,701	47,083	58,637	43,020	47,070	88,943	147,513	177,996	145,756	48,979	157,088
Non-prime	4,253	1,377	2,218	2,767	3,450	4,105	4,450	17,184	54,464	2,446	25,366
Total Subordinate Residential Securities	45,954	48,460	60,855	45,787	50,519	93,048	151,963	195,180	200,220	51,425	182,454

Commercial subordinate securites	7,670	8,090	13,504	25,006	46,382	63,969	98,534	106,314	183,446	23,114	129,431
Commercial loans	244	245	246	247	248	249	250	251	250	247	250
Residential loans	2,360	2,314	2,315	2,435	2,600	2,960	3,671	3,759	4,507	2,415	3,979
CDO	1,222	1,962	2,255	2,595	3,429	3,856	8,628	15,492	21,297	2,555	15,139
Other real estate investments	-	-	-	-	-	50	75	2,328	5,836	-	2,746
Total real estate assets at Redwood	697,727	678,133	684,281	435,258	268,293	264,927	354,819	388,420	423,280	518,074	388,840

Earning assets at Acacia	299,843	304,436	298,615	321,206	404,596	575,709	830,311	982,169	1,439,913	331,847	1,084,131
Earning assets at Sequoia	3,681,427	3,767,112	3,864,796	4,305,159	4,568,212	5,966,898	6,170,944	6,483,475	6,895,529	4,123,409	6,516,649
Earning assets at the Fund	42,134	53,990	57,070	58,054	62,319	71,792	75,321	56,183	33,180	57,833	54,895

Cash and cash equivalents	348,867	321,838	279,011	285,680	310,514	204,246	229,778	311,052	402,584	299,236	314,471
Earning assets	5,069,999	5,125,509	5,183,773	5,405,357	5,613,934	7,083,573	7,661,173	8,221,299	9,194,486	5,330,399	8,358,986
Balance sheet mark-to-market adjustments	52,629	49,828	(54,880)	(80,035)	(60,464)	(76,981)	(66,491)	(84,038)	(103,808)	(36,361)	(84,779)
Earning assets - reported value	5,122,627	5,175,337	5,128,893	5,325,322	5,553,470	7,006,592	7,594,682	8,137,261	9,090,678	5,294,037	8,274,207
Other assets	148,649	118,550	9,900	(9,680)	22,148	33,714	53,420	66,200	132,786	35,424	84,135
Total assets	$5,271,277	$5,293,887	$5,138,793	$5,315,643	$5,575,619	$7,040,306	$7,648,102	$8,203,461	$9,223,464	$5,329,461	$8,358,342

Short-term debt	$-	$-	$-	$-	$-	$975	$7,825	$4,904	$21,477	$-	$11,402
Sequoia ABS issued	3,589,269	3,666,201	3,765,292	4,211,937	4,460,951	5,804,702	6,040,634	6,349,661	6,745,556	4,023,203	6,378,617
Acacia ABS issued	288,241	288,041	283,996	285,698	325,392	652,398	900,611	986,915	1,456,506	295,647	1,114,677
Other liabilities	251,737	231,553	91,027	66,588	55,487	32,533	(22,524)	72,870	126,790	111,589	59,045
Long-term debt	138,145	137,907	139,190	147,430	147,193	146,944	146,705	146,480	146,242	142,894	146,476
Total liabilities	4,267,392	4,323,702	4,279,505	4,711,653	4,989,023	6,637,552	7,073,251	7,560,830	8,496,572	4,573,334	7,710,218

Noncontrolling interest	18,535	24,322	26,061	28,330	29,735	31,251	41,096	40,229	6,858	27,094	29,394

Core equity (1)	932,721	896,034	888,107	655,695	617,325	448,484	600,246	686,440	823,843	765,393	703,510
Accumulated other comprehensive income (loss)	52,629	49,829	(54,880)	(80,035)	(60,464)	(76,981)	(66,491)	(84,038)	(103,808)	(36,360)	(84,779)
Total equity	985,350	945,863	833,227	575,661	556,861	371,503	533,755	602,402	720,035	729,033	618,731

Total liabilities and equity	$5,271,277	$5,293,887	$5,138,793	$5,315,643	$5,575,619	$7,040,306	$7,648,102	$8,203,461	$9,223,464	$5,329,461	$8,358,342
(1) Non-GAAP metric. Core equity excludes accumulated other comprehensive income (loss) and is reconciled to GAAP equity in Tables 4 and 6.

THE REDWOOD REVIEW 1ST QUARTER 2010	Table 6: Average Balance Sheet	59

Table 7: Balances & Yields by Securities Portfolio at Redwood ($ in thousands)	60

	2010	2009	2009	2009	2009	2008		2010	2009	2009	2009	2009	2008
	Q1	Q4	Q3	Q2	Q1	Q4		Q1	Q4	Q3	Q2	Q1	Q4
Residential Prime Senior							Residential Non-Prime Subordinate
Current face	$450,647	$412,471	$431,289	$276,444	$160,009	$90,256	Current face	$68,700	$86,802	$158,613	$230,404	$327,766	$452,327
Unamortized discount	(113,757)	(116,801)	(124,295)	(91,221)	(64,884)	(41,980)	Unamortized discount	(15,123)	(14,863)	(16,556)	(18,846)	(19,512)	(29,092)
Credit reserve	(14,637)	(9,898)	(11,069)	(3,486)	(621)	-	Credit reserve	(47,805)	(70,806)	(140,046)	(208,839)	(305,422)	(419,194)
Unrealized gains (losses)	49,887	43,436	40,734	1,729	(6,738)	2,689	Unrealized gains (losses)	772	162	(806)	473	1,705	3,272
Fair value	$372,140	$329,208	$336,659	$183,466	$87,766	$50,965	Fair value	$6,544	$1,295	$1,205	$3,192	$4,537	$7,313

Average amortized cost	$283,477	$280,101	$264,773	$164,386	$77,651	$37,746	Average amortized cost	$4,253	$1,377	$2,218	$2,767	$3,450	$4,105
Interest income	$8,455	$8,610	$8,431	$5,475	$2,798	$992	Interest income	$144	$359	$1,271	$2,086	$6,315	$5,283
Annualized yield	11.93%	12.30%	12.74%	13.32%	14.41%	10.51%	Annualized yield	13.54%	104.23%	229.25%	301.61%	732.26%	514.79%

Residential Non-Prime Senior							Commercial Subordinate
Current face	$475,949	$430,698	$403,675	$396,135	$182,851	$108,871	Current face	$152,408	$158,997	$486,245	$506,746	$512,117	$514,169
Unamortized discount	(119,303)	(134,649)	(137,899)	(141,761)	(77,193)	(50,687)	Unamortized (discount) premium	(5,660)	(5,130)	(1,624)	(120)	13,798	35,069
Credit reserve	(13,830)	(13,468)	(10,098)	(16,009)	(4,159)	(3,827)	Credit reserve	(139,320)	(146,018)	(471,957)	(492,459)	(497,784)	(497,047)
Unrealized gains (losses)	24,556	32,371	23,322	(7,410)	(27,116)	(11,537)	Unrealized gains (losses)	1,448	1,351	4,169	1,502	(5,216)	(9,701)
Fair value	$367,372	$314,952	$279,000	$230,955	$74,383	$42,820	Fair value	$8,876	$9,200	$16,833	$15,669	$22,915	$42,490

Average amortized cost	$310,948	$263,022	$270,353	$168,383	$87,464	$63,050	Average amortized cost	$7,670	$8,090	$13,504	$25,006	$46,382	$63,969
Interest income	$13,011	$8,489	$10,513	$6,737	$3,311	$1,590	Interest income	$716	$1,233	$2,192	$1,599	$500	$(1,000)
Annualized yield	16.74%	12.91%	15.55%	16.00%	15.14%	10.09%	Annualized yield	37.36%	60.97%	64.93%	25.58%	4.31%	(6.25%)

Residential Re-REMIC							CDO Subordinate
Current face	$146,964	$255,975	$318,703	$236,070	$-	$-	Current face	$35,397	$35,371	$35,344	$35,311	$35,277	$38,405
Unamortized discount	(68,806)	(109,807)	(144,351)	(134,621)	-	-	Unamortized discount	(20,522)	(20,521)	(19,632)	(19,460)	(19,086)	(18,319)
Credit reserve	(42,299)	(81,726)	(94,626)	(45,874)	-	-	Credit reserve	(13,653)	(13,628)	(13,600)	(13,568)	(13,534)	(16,476)
Unrealized gains (losses)	31,054	41,509	13,781	(434)	-	-	Unrealized gains	-	25	25	25	-	-
Fair value	$66,913	$105,951	$93,507	$55,141	$-	$-	Fair value	$1,222	$1,247	$2,137	$2,308	$2,657	$3,610

Average amortized cost	$45,852	$73,938	$69,980	$26,419	$-	$-	Average amortized cost	$1,222	$1,962	$2,255	$2,595	$25	$3,931
Interest income	$1,925	$2,941	$3,110	$573	$-	$-	Interest income	$54	$138	$73	$163	$10	$376
Annualized yield	16.79%	15.91%	17.77%	8.67%	-	-	Annualized yield	17.59%	28.24%	12.97%	25.09%	153.66%	38.21%

Residential Prime Subordinate							Note on annualized yields: Cash flows from our investments can be very sporadic
Current face	$325,045	$348,678	$379,276	$412,052	$419,631	$448,943	and, to some extent, unexpected. The fair value of some assets is close to
Unamortized discount	(23,783)	(22,099)	(22,979)	(28,545)	(87,421)	(90,582)	zero and any interest income results in unusally high reported yields that are not sustainable.
Credit reserve	(261,854)	(282,813)	(306,728)	(319,653)	(291,592)	(308,447)
Unrealized losses	(22,812)	(24,256)	(27,643)	(37,112)	(11,606)	(6,127)
Fair value	$16,596	$19,510	$21,926	$26,742	$29,012	$43,787

Average amortized cost	$41,701	$47,083	$58,637	$43,020	$47,070	$88,943
Interest income	$2,944	$3,533	$4,299	$3,907	$8,220	$8,185
Annualized yield	28.24%	30.02%	29.33%	36.32%	69.85%	36.81%

THE REDWOOD REVIEW 1ST QUARTER 2010	Table 7: Balances & Yields by Securities
Portfolio at Redwood

Table 8: Securities Portfolio Activity at Redwood ($ in thousands)

	2010	2009	2009	2009	2009	2008		2010	2009	2009	2009	2009	2008
	Q1	Q4	Q3	Q2	Q1	Q4		Q1	Q4	Q3	Q2	Q1	Q4
Residential Prime Senior							Residential Real Estate Loans
Beginning fair value	$329,208	$336,659	$183,466	$87,766	$50,965	$21,395	Beginning fair value	$2,374	$2,299	$2,336	$2,577	$2,624	$3,150
Acquisitions	56,010	27,607	134,738	120,982	49,107	35,866	Principal payments	(30)	(30)	(28)	(185)	(27)	(40)
Sales	(8,780)	(24,104)	(5,091)	(35,713)	-	-	Premium amortization	-	-	-	-	-	-
Effect of principal payments	(11,220)	(13,632)	(13,121)	(6,499)	(2,337)	(347)	Transfers to REO	-	-	-	-	-	(14)
Change in fair value, net	6,922	2,678	36,667	16,930	(9,969)	(5,949)	Changes in fair value, net	105	105	(9)	(56)	(20)	(472)
Ending fair value	$372,140	$329,208	$336,659	$183,466	$87,766	$50,965	Ending fair value	$2,448	$2,374	$2,299	$2,336	$2,577	$2,624

Residential Non-Prime Senior							Commercial Subordinate
Beginning fair value	$314,952	$279,000	$230,955	$74,383	$42,820	$48,246	Beginning fair value	$9,200	$16,833	$15,669	$22,915	$42,490	$63,686
Acquisitions	118,195	37,157	84,837	162,745	48,444	10,419	Acquisitions	-	-	-	-	-	-
Sales	(49,361)	-	(56,299)	(14,613)	(373)	(867)	Sales	-	(4,778)	-	-	-	-
Effect of principal payments	(10,242)	(10,214)	(11,083)	(5,128)	(1,573)	(549)	Effect of principal payments	-	-	-	-	-	-
Change in fair value, net	(6,171)	9,009	30,590	13,568	(14,935)	(14,429)	Change in fair value, net	(324)	(2,855)	1,164	(7,246)	(19,575)	(21,196)
Ending fair value	$367,372	$314,952	$279,000	$230,955	$74,383	$42,820	Ending fair value	$8,876	$9,200	$16,833	$15,669	$22,915	$42,490

Re-REMIC							Commercial Real Estate Loans
Beginning fair value	$105,951	$93,507	$55,141	$-	$-	$-	Beginning fair value	$245	$246	$247	$248	$249	$250
Acquisitions	-	3,367	25,073	55,562	-	-	Principal payments	(2)	(2)	(2)	(2)	(2)	(2)
Sales	(27,932)	(17,368)	-	-	-	-	Discount amortization	1	1	1	1	1	1
Effect of principal payments	-	-	-	-	-	-	Credit provision	-	-	-	-	-	-
Change in fair value, net	(11,106)	26,445	13,293	(421)	-	-	Changes in fair value, net	-	-	-	-	-	-
Ending fair value	$66,913	$105,951	$93,507	$55,141	$-	$-	Ending fair value	$244	$245	$246	$247	$248	$249

Residential Prime Subordinate							CDO Subordinate
Beginning fair value	$19,510	$21,926	$26,742	$29,012	$43,787	$86,272	Beginning fair value	$1,247	$2,137	$2,308	$2,657	$3,610	$4,065
Acquisitions	-	-	1,390	1,829	-	-	Acquisitions	-	-	-	-	-	-
Sales	-	-	(1,409)	-	-	-	Sales	-	-	-	-	-	-
Effect of principal payments	(415)	(526)	(880)	(1,050)	(946)	(1,311)	Effect of principal payments	-	-	-	-	(37)	(69)
Change in fair value, net	(2,499)	(1,890)	(3,917)	(3,049)	(13,829)	(41,174)	Change in fair value, net	(25)	(890)	(171)	(349)	(916)	(386)
Ending fair value	$16,596	$19,510	$21,926	$26,742	$29,012	$43,787	Ending fair value	$1,222	$1,247	$2,137	$2,308	$2,657	$3,610

Residential Non-Prime Subordinate
Beginning fair value	$1,295	$1,205	$3,192	$4,537	$7,313	$5,073
Acquisitions	5,472	-	-	-	-	3,630
Sales	-	-	-	-	-	-
Effect of principal payments	(111)	(25)	(38)	(67)	(98)	(148)
Change in fair value, net	(112)	115	(1,949)	(1,278)	(2,678)	(1,242)
Ending fair value	$6,544	$1,295	$1,205	$3,192	$4,537	$7,313

THE REDWOOD REVIEW 1ST QUARTER 2010	Table 8: Securities Portfolio Activity at Redwood	61

Table 9A: Residential Prime Securities at Redwood and Underlying Loan Characteristics ($ in thousands)	62

	2010	2009	2009	2009	2009	2008		2010	2009	2009	2009	2009	2008
	Q1	Q4	Q3	Q2	Q1	Q4		Q1	Q4	Q3	Q2	Q1	Q4
Residential Senior Prime
Principal value	$450,647	$412,471	$431,289	$276,444	$160,009	$90,256	Southern CA	25%	25%	27%	24%	24%	24%
Unamortized discount	(113,757)	(116,801)	(124,295)	(91,221)	(64,884)	(41,980)	Northern CA	22%	22%	20%	23%	23%	22%
Credit reserve	(14,637)	(9,898)	(11,069)	(3,486)	(621)	-	New York	7%	7%	6%	7%	7%	7%
Unrealized gains (losses)	49,887	43,436	40,734	1,729	(6,738)	2,689	Florida	6%	6%	7%	5%	5%	5%
Fair value	$372,140	$329,208	$336,659	$183,466	$87,766	$50,965	Virginia	4%	4%	2%	4%	4%	4%
Fair value / principal value	83%	80%	78%	66%	55%	56%	New Jersey	3%	3%	3%	3%	3%	3%
							Illinois	3%	3%	2%	3%	3%	3%
Security Type							Georgia	2%	2%	2%	2%	2%	2%
ARM	$-	$-	$-	$-	$-	$-	Texas	2%	2%	3%	2%	2%	3%
Hybrid	333,760	298,245	306,402	175,940	86,282	48,805	Arizona	2%	2%	2%	2%	2%	2%
Fixed	38,380	30,963	30,257	7,526	1,484	2,160	Colorado	2%	2%	4%	2%	2%	2%
Total fair value	$372,140	$329,208	$336,659	$183,466	$87,766	$50,965	Other states	22%	22%	22%	23%	23%	23%

Residential Senior Prime							Wtd Avg Original LTV	68%	68%	68%	68%	68%	68%
Coupon income	$4,870	$5,057	$4,743	$3,066	$1,733	$749	Original LTV: 0 - 50	13%	13%	13%	13%	13%	13%
Discount amortization	3,585	3,553	3,688	2,410	1,128	243	Original LTV: 50.01 - 60	11%	11%	12%	12%	12%	12%
Total interest income	$8,455	$8,610	$8,431	$5,476	$2,861	$992	Original LTV: 60.01 - 70	22%	22%	22%	22%	22%	22%
							Original LTV: 70.01 - 80	51%	50%	50%	49%	49%	49%
Average amortized cost	$283,477	$280,101	$264,773	$164,386	$77,651	$37,746	Original LTV: 80.01 - 90	2%	2%	2%	2%	2%	3%
							Original LTV: 90.01 - 100	1%	1%	1%	1%	1%	1%
Coupon income %	6.87%	7.22%	7.17%	7.46%	8.93%	7.94%	Unknown	0%	1%	0%	1%	1%	0%
Discount amortization %	5.06%	5.07%	5.57%	5.86%	5.81%	2.58%
Annualized yield	11.93%	12.30%	12.74%	13.32%	14.74%	10.51%	Wtd Avg FICO	740	740	740	741	741	741
							FICO: <= 600	0%	0%	0%	0%	0%	0%
Residential Subordinate Prime							FICO: 601 - 620	0%	0%	0%	0%	0%	0%
Principal value	$325,045	$348,678	$379,276	$412,052	$419,631	$448,943	FICO: 621 - 640	1%	1%	1%	1%	1%	1%
Unamortized discount	(23,783)	(22,099)	(22,979)	(28,545)	(87,421)	(90,582)	FICO: 641 - 660	2%	2%	2%	2%	2%	2%
Credit reserve	(261,854)	(282,813)	(306,728)	(319,653)	(291,592)	(308,447)	FICO: 661 - 680	5%	5%	5%	5%	5%	5%
Unrealized loss	(22,812)	(24,256)	(27,643)	(37,112)	(11,606)	(6,127)	FICO: 681 - 700	9%	9%	9%	9%	9%	8%
Fair value	$16,596	$19,510	$21,926	$26,742	$29,012	$43,787	FICO: 701 - 720	14%	14%	14%	13%	13%	13%
Fair value / principal value	5%	6%	6%	6%	7%	10%	FICO: 721 - 740	14%	14%	14%	14%	14%	14%
							FICO: 741 - 760	16%	16%	16%	16%	16%	16%
Security Type							FICO: 761 - 780	19%	19%	19%	19%	19%	19%
ARM	$1,164	$1,202	$1,301	$1,413	$1,736	$2,580	FICO: 781 - 800	14%	14%	14%	15%	15%	15%
Hybrid	10,334	13,028	14,780	18,544	20,325	32,482	FICO: >= 801	4%	4%	4%	4%	4%	4%
Fixed	5,098	5,280	5,845	6,785	6,951	8,725	Unknown	2%	2%	2%	2%	2%	3%
Total fair value	$16,596	$19,510	$21,926	$26,742	$29,012	$43,787
							Conforming % (1)	57%	58%	59%	59%	60%	61%
Residential Subordinate Prime							> $1 MM %	9%	9%	8%	8%	8%	8%
Coupon income	$3,172	$3,972	$4,698	$5,155	$5,615	$6,219
(Premium) discount amortization	(228)	(439)	(399)	(1,248)	2,887	1,966	2nd Home %	7%	7%	7%	7%	7%	6%
Total interest income	$2,944	$3,533	$4,299	$3,907	$8,502	$8,185	Investment Home %	2%	2%	2%	2%	1%	1%

Average amortized cost	$41,701	$47,083	$58,637	$43,020	$47,070	$88,943
							Purchase	45%	44%	44%	44%	44%	44%
Coupon income %	30.43%	33.74%	32.05%	47.93%	47.72%	27.97%	Cash Out Refi	22%	22%	22%	21%	21%	21%
(Premium) discount amortization %	(2.19%)	(3.73%)	(2.72%)	(11.61%)	24.53%	8.84%	Rate-Term Refi	33%	33%	33%	34%	34%	35%
Annualized yield	28.24%	30.02%	29.33%	36.32%	72.25%	36.81%	Construction	0%	0%	0%	0%	0%	0%
							Other	0%	1%	1%	1%	1%	0%
Underlying Prime Loan Characteristics
							Full Doc	55%	55%	55%	56%	55%	55%
Number of loans	156,375	168,449	184,849	201,789	216,362	237,131	No Doc	5%	5%	5%	4%	4%	4%
Total loan face	$71,413,439	$76,332,218	$84,519,707	$92,121,182	$98,573,943	$107,131,216	Other Doc (Lim, Red, Stated, etc)	37%	37%	37%	37%	38%	38%
Average loan size	$457	$453	$457	$457	$456	$452	Unknown/Not Categorized	3%	3%	3%	3%	3%	3%

Year 2008 origination	0%	1%	0%	0%	0%	0%	2-4 Family	2%	2%	1%	1%	1%	1%
Year 2007 origination	10%	10%	9%	9%	9%	9%	Condo	10%	10%	10%	10%	10%	10%
Year 2006 origination	12%	12%	12%	12%	14%	14%	Single Family	87%	87%	88%	88%	88%	87%
Year 2005 origination	21%	19%	20%	19%	17%	17%	Other	1%	1%	1%	1%	1%	2%
Year 2004 origination and earlier	57%	58%	59%	60%	60%	60%

(1) The definition of a conforming loan has significantly changed over time. For all periods shown in this table, the conforming loan definition available in Febuary 2009 was used (which had a maximum loan balance of $729,750).
(2) Only the loan groups providing direct cash flow to securities we own are included.

THE REDWOOD REVIEW 1ST QUARTER 2010	Table 9A: Residential Prime Securities at Redwood
and Underlying Loan Characteristics

Table 9B: Residential Non-Prime Securities at Redwood and Underlying Loan Characteristics ($ in thousands)

	2010	2009	2009	2009	2009	2008		2010	2009	2009	2009	2009	2008
	Q1	Q4	Q3	Q2	Q1	Q4		Q1	Q4	Q3	Q2	Q1	Q4
Residential Senior Non-Prime
Principal value	$475,949	$430,698	$403,675	$396,135	$182,851	$108,871	Southern CA	23%	25%	26%	25%	27%	30%
Unamortized discount	(119,303)	(134,649)	(137,899)	(141,761)	(77,193)	(50,687)	Northern CA	17%	18%	16%	18%	19%	22%
Credit reserve	(13,830)	(13,468)	(10,098)	(16,009)	(4,159)	(3,827)	Florida	8%	8%	9%	9%	10%	10%
Unrealized gains (losses)	24,556	32,371	23,322	(7,410)	(27,116)	(11,537)	New York	5%	5%	5%	5%	5%	4%
Fair value	$367,372	$314,952	$279,000	$230,955	$74,383	$42,820	New Jersey	3%	4%	2%	4%	4%	3%
Fair value / principal value	77%	73%	69%	58%	41%	39%	Arizona	3%	3%	4%	3%	3%	3%
							Virginia	3%	3%	2%	3%	3%	3%
Security Type							Georgia	2%	2%	3%	2%	1%	1%
ARM	$5,806	$2,015	$-	$-	$-	$-	Texas	3%	2%	2%	2%	1%	1%
Option ARM	28,891	26,004	25,747	18,586	17,796	23,820	Illinois	2%	2%	2%	2%	3%	2%
Hybrid	122,084	160,494	154,998	158,886	50,616	13,519	Colorado	3%	2%	3%	2%	2%	2%
Fixed	210,592	126,439	98,255	53,483	5,971	5,481	Other states	28%	26%	26%	25%	22%	19%
Total fair value	$367,373	$314,952	$279,000	$230,955	$74,383	$42,820
							Wtd Avg Original LTV	73%	73%	74%	74%	74%	74%
Residential Senior Non-Prime							Original LTV: 0 - 50	6%	5%	5%	5%	5%	5%
Coupon income	$5,994	$4,000	$4,156	$2,871	$1,251	$879	Original LTV: 50.01 - 60	8%	8%	7%	7%	7%	7%
Discount amortization	7,017	4,489	6,357	3,865	2,194	711	Original LTV: 60.01 - 70	18%	19%	17%	17%	18%	19%
Total interest income	$13,011	$8,489	$10,513	$6,736	$3,445	$1,590	Original LTV: 70.01 - 80	58%	59%	59%	59%	60%	59%
							Original LTV: 80.01 - 90	7%	6%	8%	8%	7%	7%
Average amortized cost	$310,948	$263,022	$270,353	$168,383	$87,464	$63,050	Original LTV: 90.01 - 100	3%	3%	4%	4%	3%	3%
							Unknown	0%	0%	0%	0%	0%	0%
Coupon income %	7.71%	6.08%	6.15%	6.82%	5.72%	5.58%
Discount amortization %	9.03%	6.83%	9.41%	9.18%	10.03%	4.51%	Wtd Avg FICO	712	712	707	705	705	706
Annualized yield	16.74%	12.91%	15.55%	16.00%	15.75%	10.09%	FICO: <= 600	2%	1%	2%	2%	2%	3%
							FICO: 601 - 620	2%	2%	2%	3%	3%	3%
Residential Subordinate Non-Prime							FICO: 621 - 640	4%	4%	5%	5%	5%	5%
Principal value	$68,700	$86,802	$86,802	$230,404	$327,766	$452,327	FICO: 641 - 660	7%	7%	8%	8%	8%	7%
Unamortized discount	(15,123)	(14,863)	(14,863)	(18,846)	(19,512)	(29,092)	FICO: 661 - 680	11%	12%	13%	12%	12%	12%
Credit reserve	(47,805)	(70,806)	(70,806)	(208,839)	(305,422)	(419,194)	FICO: 681 - 700	14%	15%	15%	16%	16%	16%
Unrealized gain	772	162	162	473	1,705	3,272	FICO: 701 - 720	15%	15%	14%	14%	14%	14%
Fair value	$6,544	$1,295	$1,295	$3,192	$4,537	$7,313	FICO: 721 - 740	13%	13%	12%	12%	12%	13%
Fair value / principal value	10%	1%	1%	1%	1%	2%	FICO: 741 - 760	12%	11%	11%	11%	11%	11%
							FICO: 761 - 780	10%	10%	9%	9%	9%	9%
Security Type							FICO: 781 - 800	7%	7%	6%	5%	5%	5%
Option ARM	$645	$1,061	$907	$2,639	$3,618	$5,082	FICO: >= 801	2%	2%	2%	2%	2%	2%
Hybrid	505	234	293	400	571	1,307	Unknown	1%	1%	1%	1%	1%	0%
Fixed	5,395	-	5	153	348	924
Total fair value	$6,545	$1,295	$1,205	$3,192	$4,537	$7,313	Conforming % (1)	81%	76%	74%	71%	62%	60%
							> $1 MM %	6%	9%	9%	10%	17%	19%
Residential Subordinate Non-Prime
Coupon income	$169	$701	$1,128	$2,318	$5,779	$4,503	2nd Home %	5%	5%	5%	5%	7%	7%
(Premium) discount amortization	(25)	(342)	143	(703)	553	780	Investment Home %	11%	9%	8%	8%	7%	7%
Total interest income	$144	$359	$1,271	$1,615	$6,332	$5,283

Average amortized cost	$4,253	$1,377	$2,218	$2,767	$3,450	$4,105	Purchase	39%	40%	40%	41%	37%	35%
							Cash Out Refi	42%	42%	42%	42%	44%	46%
Coupon income %	15.89%	203.65%	203.50%	335.10%	670.16%	438.78%	Rate-Term Refi	18%	17%	17%	16%	19%	19%
(Premium) discount amortization %	(2.35%)	(99.42%)	25.74%	(101.60%)	64.12%	76.00%	Construction	0%	0%	0%	0%	0%	0%
Annualized yield	13.54%	104.23%	229.25%	233.50%	734.28%	514.79%	Other	1%	1%	1%	1%	0%	0%

Underlying Non-Prime Loan Characteristics							Full Doc	37%	34%	34%	32%	27%	24%
							No Doc	3%	2%	2%	2%	6%	4%
Number of loans	79,448	73,102	73,970	71,041	64,541	88,331	Other Doc (Lim, Red, Stated, etc)	59%	62%	62%	64%	66%	71%
Total loan face	$19,644,742	$20,445,051	$21,588,255	$22,498,418	$24,833,600	$36,262,301	Unknown/Not Categorized	1%	2%	2%	2%	1%	1%
Average loan size	$247	$280	$292	$317	$385	$411
							2-4 Family	6%	5%	5%	5%	4%	4%
Year 2008 origination	0%	0%	0%	0%	0%	0%	Condo	8%	9%	9%	9%	10%	10%
Year 2007 origination	10%	11%	22%	23%	36%	33%	Single Family	86%	86%	86%	86%	85%	86%
Year 2006 origination	9%	5%	8%	8%	12%	22%	Other	0%	0%	0%	0%	1%	0%
Year 2005 origination	50%	47%	36%	34%	27%	28%
Year 2004 origination and earlier	31%	37%	34%	35%	25%	17%

(1) The definition of a conforming loan has significantly changed over time.  For all periods shown in this table, the conforming loan definition available in Febuary 2009 was used (which had a maximum loan balance of $729,750).
(2) Only the loan groups providing direct cash flow to securities we own are included.

THE REDWOOD REVIEW 1ST QUARTER 2010	Table 9B: Residential Non-Prime Securities at Redwood	63
and Underlying Loan Characteristics

Table 10: Residential Real Estate Loan Characteristics ($ in thousands)[1]	64

	2010	2009	2009	2009	2009	2008	2008	2008	2008	2007
	Q1	Q4	Q3	Q2	Q1	Q4	Q3	Q2	Q1	Q4

Residential loans	$3,661,063	$3,733,173	$3,827,086	$3,952,147	$4,523,877	$4,617,269	$6,070,083	$6,322,868	$6,702,726	$7,106,018
Number of loans	12,721	12,930	13,232	13,648	14,880	15,203	18,037	18,706	19,801	21,000
Average loan size	$288	$289	$289	$290	$304	$304	$337	$338	$339	$338

Adjustable %	96%	95%	95%	95%	85%	85%	67%	67%	67%	68%
Hybrid %	4%	5%	5%	5%	15%	15%	33%	33%	33%	32%
Fixed %	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%

Amortizing %	3%	3%	3%	3%	4%	4%	5%	5%	5%	5%
Interest-only %	97%	97%	97%	97%	96%	96%	95%	95%	95%	95%

Florida	14%	14%	14%	14%	13%	13%	13%	13%	13%	13%
Southern California	11%	11%	11%	11%	12%	12%	15%	15%	15%	14%
Northern California	8%	8%	8%	8%	9%	9%	11%	11%	11%	10%
New York	7%	7%	7%	7%	6%	6%	6%	6%	6%	6%
Georgia	5%	5%	5%	5%	5%	5%	4%	4%	4%	4%
New Jersey	5%	5%	4%	4%	4%	4%	4%	4%	4%	4%
Texas	5%	5%	5%	5%	5%	5%	4%	4%	4%	5%
Colorado	4%	4%	4%	4%	4%	4%	3%	3%	3%	3%
Virginia	3%	3%	3%	3%	3%	3%	3%	3%	3%	3%
Arizona	2%	2%	3%	3%	3%	3%	3%	3%	3%	4%
Illinois	2%	2%	2%	2%	3%	3%	3%	3%	3%	3%
Other states	34%	34%	34%	34%	33%	33%	31%	30%	30%	31%

Year 2008 origination	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%
Year 2007 origination	2%	2%	2%	2%	2%	2%	13%	13%	13%	13%
Year 2006 origination	6%	6%	5%	5%	15%	15%	21%	21%	20%	20%
Year 2005 origination	4%	4%	4%	4%	4%	4%	5%	5%	5%	5%
Year 2004 origination or earlier	88%	88%	89%	89%	79%	79%	61%	61%	62%	62%

Wtd Avg Original LTV	67%	67%	67%	67%	68%	68%	69%	69%	69%	69%
Original LTV: 0 - 50	18%	18%	18%	18%	17%	17%	15%	15%	15%	15%
Original LTV: 50 - 60	11%	11%	11%	11%	11%	11%	11%	11%	11%	11%
Original LTV: 60 - 70	20%	20%	20%	20%	19%	19%	19%	19%	19%	19%
Original LTV: 70 - 80	43%	43%	43%	43%	46%	46%	49%	49%	49%	48%
Original LTV: 80 - 90	2%	2%	2%	2%	2%	2%	2%	2%	2%	2%
Original LTV: 90 - 100	6%	6%	6%	6%	5%	5%	4%	4%	4%	5%

Wtg Avg FICO	730	730	730	731	731	732	732	732	732	732
FICO: <= 600	1%	1%	1%	1%	1%	1%	1%	1%	1%	1%
FICO: 601 -620	1%	1%	1%	1%	1%	1%	1%	1%	1%	1%
FICO: 621 - 640	2%	2%	2%	2%	2%	2%	1%	1%	2%	1%
FICO: 641 -660	4%	4%	4%	4%	4%	4%	3%	3%	3%	3%
FICO: 661 - 680	8%	8%	8%	8%	7%	7%	7%	8%	7%	7%
FICO: 681 - 700	12%	12%	12%	12%	12%	12%	12%	12%	12%	12%
FICO: 701 - 720	13%	13%	13%	14%	13%	13%	13%	14%	13%	14%
FICO: 721 - 740	13%	13%	13%	13%	13%	13%	13%	14%	13%	13%
FICO: 741 - 760	14%	14%	14%	14%	15%	15%	15%	15%	15%	15%
FICO: 761 - 780	16%	16%	16%	16%	17%	17%	17%	17%	17%	17%
FICO: 781 - 800	12%	12%	12%	12%	12%	12%	13%	13%	13%	13%
FICO: >= 801	4%	4%	4%	3%	3%	3%	4%	4%	4%	3%

Conforming % (2)	56%	56%	56%	56%	55%	52%	34%	33%	34%	34%
% balance in loans > $1mm per loan	16%	16%	16%	16%	14%	14%	15%	15%	15%	15%

2nd home %	12%	12%	12%	12%	11%	11%	11%	11%	11%	11%
Investment home %	4%	4%	4%	4%	3%	3%	3%	3%	3%	3%

Purchase	31%	31%	31%	31%	34%	34%	36%	36%	36%	36%
Cash out refinance	36%	36%	36%	35%	34%	34%	32%	32%	32%	32%
Rate-term refinance	31%	31%	31%	32%	31%	31%	30%	30%	30%	30%
Other	2%	2%	2%	2%	1%	1%	2%	2%	2%	2%

(1) This table presents characteristics of residential real estate loans held by consolidated Sequoia entities.
(2) The definition of a conforming loan has significantly changed over time.  For all periods shown in this table, the conforming loan definition available during the corresponding period was used.  For March 31, 2010, the conforming loan definition available in Febuary 2009 was used (which had a maximum loan balance of $729,750).

THE REDWOOD REVIEW 1ST QUARTER 2010	Table 10: Residential Real Estate Loan Characteristics

Redwood Trust Corporate Information

SENIOR OFFICERS:	DIRECTORS:

George E. Bull, III	George E. Bull, III
Chairman of the Board and	Chairman of the Board and
Chief Executive Officer	Chief Executive Officer

Martin S. Hughes	Richard D. Baum
President and Co-Chief Operating Officer	Former Chief Deputy Insurance
Commissioner for the State of California
Brett D. Nicholas
Chief Investment Officer and	Thomas C. Brown
Co-Chief Operating Officer	COO, McGuire Real Estate and
Principal Shareholder, Urban Bay Properties, Inc.
Diane L. Merdian
Chief Financial Officer	Mariann Byerwalter
Chairman, JDN Corporate Advisory LLC
Harold F. Zagunis
Chief Risk Officer	Douglas B. Hansen
Private Investor

Greg H. Kubicek
President, The Holt Group, Inc.

STOCK LISTING:	Jeffrey T. Pero
The Company’s common stock is traded	Retired Partner, Latham & Watkins LLP
on the New York Stock Exchange under
the symbol RWT	Georganne C. Proctor
Executive Vice President, Chief Financial Officer,
CORPORATE HEADQUARTERS:	and Chief Integration Officer, TIAA-CREF
One Belvedere Place, Suite 300
Mill Valley, California 94941	Charles J. Toeniskoetter
Telephone: (415) 389-7373	Chairman, Toeniskoetter & Breeding, Inc. Development
Chairman & CEO, Toeniskoetter Construction, Inc.
NEW YORK OFFICE:
245 Park Avenue, 39th Floor	David L. Tyler
New York, New York 10167	Private Investor

INVESTOR RELATIONS:
Mike McMahon
Managing Director
Paula Kwok
Assistant Vice President
Investor Relations Hotline: (866) 269-4976	TRANSFER AGENT:
Email: investorrelations@redwoodtrust.com	Computershare
2 North LaSalle Street
GRAPHIC DESIGN:	Chicago, IL 60602
Emily Spoon	Telephone: (888) 472-1955

For more information about Redwood Trust, please visit our website at: www.redwoodtrust.com